UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14B
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MARSH & McLENNAN COMPANIES

MARSH & McLENNAN COMPANIES
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2012

MARSH GUY CARPENTER MERCER OLIVER WYMAN

Important Notice Regarding the Availability of Proxy Materials for the Marsh & McLennan Companies Annual Meeting of Stockholders to be held on May 17, 2012: This proxy statement and the Company’s 2011 Annual Report are available at http://proxy.mmc.com.

Dear Marsh & McLennan Companies Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Marsh & McLennan Companies, Inc. The meeting will be held at 10:00 a.m. on Thursday, May 17, 2012 in the second floor auditorium at 1221 Avenue of the Americas, New York, New York. In addition to voting on the matters described in this proxy statement, we will use the meeting as an opportunity to report on the Company’s recent activities.
Whether or not you plan to attend the annual meeting, your vote is important and we urge you to participate in electing directors and deciding the other items on the agenda for the annual meeting. You will find information on how to vote in the first section of this proxy statement.
Very truly yours,
BRIAN DUPERREAULT
President & Chief Executive Officer
March 27, 2012

MARSH & McLENNAN COMPANIES, INC.
1166 Avenue of the Americas
New York, New York 10036-2774

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Time:	10:00 a.m. Local Time
Date:	May 17, 2012
Place:	Second Floor Auditorium
1221 Avenue of the Americas
New York, New York 10020

Purpose:

1.	To elect thirteen (13) persons named in the accompanying proxy statement to serve as directors for a one-year term;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm;

3.	To approve, by nonbinding vote, the compensation of our named executive officers; and

4.	To conduct any other business that may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of all director nominees, “FOR” the ratification of the selection of Deloitte & Touche LLP, and “FOR” the approval of the compensation of our named executive officers.
This notice and proxy statement is being mailed or made available on the Internet to stockholders on or about March 27, 2012. These materials describe the matters being voted on at the annual meeting and contain certain other information. In addition, these materials are accompanied by a copy of the Company’s 2011 Annual Report, which includes financial statements as of and for the fiscal year ended December 31, 2011. In these materials we refer to Marsh & McLennan Companies, Inc. as the “Company,” “we” and “our.”
Only stockholders of record on March 19, 2012 may vote, in person or by proxy, at the annual meeting. If you plan to attend the meeting in person, you will need proof of record or beneficial ownership of the Company’s common stock as of that date in order to enter the meeting.
Your vote is important. If you accessed this proxy statement through the Internet after receiving a Notice of Internet Availability of Proxy Materials, you may cast your vote by telephone or over the Internet by following the instructions in that Notice. If you received this proxy statement by mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card.

LUCIANA FATO
Corporate Secretary
March 27, 2012

INFORMATION ABOUT OUR ANNUAL MEETING
AND SOLICITATION OF PROXIES
Why have I received a Notice regarding Internet Availability of Proxy Materials instead of printed copies of these materials in the mail?
In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials to stockholders over the Internet. Most stockholders are receiving by mail a Notice of Internet Availability of Proxy Materials (“Notice”), which provides general information about the annual meeting, the address of the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., paper copy by mail or electronic copy by e-mail), the Notice contains instructions on how to do so. Stockholders who are current employees of the Company or who have elected to receive proxy materials via electronic delivery will receive via e-mail the proxy statement, annual report and instructions on how to vote. Stockholders who have elected to receive paper copies of the proxy materials will receive these materials by mail.
Who can vote on the matters being decided at the annual meeting?
With respect to each matter properly brought before the meeting, each stockholder (of record or beneficial) who held shares as of March 19, 2012, which we refer to as the record date, is entitled to one vote, in person or by proxy, for each share of common stock held as of that date. As of the record date, there were outstanding 545,608,543 shares of Marsh & McLennan Companies common stock entitled to vote.
Stockholders of Record: If, as of the close of business on the record date, your shares were registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or by proxy. In accordance with Delaware law, a list of the Company’s common stockholders of record as of the record date will be available for inspection at our principal executive offices at 1166 Avenue of the Americas, New York, New York for at least ten days prior to the annual meeting.
Beneficial (“Street Name”) Stockholders: If, as of the close of business on the record date, your shares were not held directly in your name but rather were held in an account at a brokerage firm, bank or similar intermediary organization, then you are the beneficial holder of shares held in “street name.” The intermediary is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the intermediary how to vote the shares held in your account. Your voting instructions will direct the intermediary how to vote your shares.
How do I vote?
Whether you hold shares as a stockholder of record or beneficial owner, you may direct how your shares are voted without attending the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance of the meeting in order to ensure that your vote is counted. If you are a stockholder of record, you may vote by submitting a proxy in accordance with the instructions included in your Notice or on your proxy card. If you are a beneficial owner holding shares in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other intermediary in accordance with the Notice or voting instruction form provided to you by that organization. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a stockholder should indicate the capacity in which they are voting and corporations should vote by an authorized officer whose title should be indicated.
You may vote in the following manner:
By Telephone or the Internet—Stockholders may vote their shares via telephone or the Internet as instructed in the Notice or the proxy card, depending on how they received the proxy materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
By Mail—Stockholders who receive hard copies of the proxy materials may choose to vote by mail and, if they so choose, should complete, sign and date their proxy card or voting instruction card and mail it in the pre-addressed envelope included with the proxy materials. Note that, if you are a stockholder of record and you sign and return a proxy or voting instruction card, but do not specify how to vote, your shares will be voted with management, which will be in favor of our director nominees (Item 1); in favor of the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Item 2); and to approve, by nonbinding vote, the compensation of our named executive officers (Item 3).
Can I vote my shares in person at the annual meeting?
Yes. However, even if you plan to attend the meeting, we recommend that you vote in advance of the meeting in order to ensure that your vote is counted. If you vote in advance and then attend the meeting, you can always change your vote at the meeting. If your shares are held in street name and you decide to vote in person at the annual meeting, you must obtain from your broker, bank or other intermediary record holder a valid proxy giving you the right to vote the shares, and bring that proxy to the meeting.

Can I change my vote?
Yes. Stockholders of record may revoke their proxy before it is voted at the annual meeting by (i) submitting a new proxy with a later date, (ii) voting in person at the annual meeting or (iii) sending written notification of revocation addressed to:
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774
Attn: Corporate Secretary
If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker or other intermediary, following the instructions they provided; or, if you have obtained a legal proxy from your broker or other intermediary giving you the right to vote your shares, by attending the meeting and voting in person.
Who can attend the annual meeting?
Stockholders (of record or beneficial), their proxy holders and the Company’s guests may attend the meeting. Verification of share ownership will be requested at the admissions desk. If your shares are held in street name, you must bring to the meeting an account statement or letter from the record holder (i.e., the broker, bank, trustee or other intermediary organization that holds your shares) indicating that you were the beneficial owner of the shares on March 19, 2012.
What are the requirements to conduct business at the annual meeting?
In order to carry on the business of the annual meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be present in person or represented by proxy at the annual meeting. Both abstentions and broker nonvotes (described below) are counted for the purpose of determining the presence of a quorum.
What are the voting requirements to elect directors and to approve the other proposals discussed in this proxy statement?
The voting standards applicable to the annual meeting are as follows:
Election of Directors
At the 2012 annual meeting, the election of directors will be “uncontested,” meaning that the number of nominees does not exceed the number of directors to be elected. The Company’s by-laws provide that in an uncontested election, a nominee will be elected if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” the nominee’s election. Abstentions will not be included in the total number of votes cast and therefore will have no effect on the election’s outcome.
Important Note Regarding Voting for Directors: In the past, brokers had discretionary authority to vote in the election of directors if they did not receive instructions from a beneficial owner. Due to a change in the rules of the New York Stock Exchange (“NYSE”), the election of directors is no longer considered a “routine” matter and thus brokers no longer have this discretionary authority. (See “Significance of Broker Nonvotes” below). Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted in the election of directors in order for your shares to be counted in the election.
Our Guidelines for Corporate Governance address the procedures to be followed if an incumbent director standing for reelection in an uncontested election fails to receive a majority of the votes cast. See “Director Election Voting Standard” on page 11.
Vote Required for Other Proposals

Proposal	Vote Required	Broker Discretionary Voting Allowed
Item 2—Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes
Item 3—Advisory vote to approve named executive officer compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
In accordance with Delaware law, abstentions will be treated as present and entitled to vote for purposes of voting on these items, while broker nonvotes (described below) will not. Abstentions have the effect of a vote “against” the proposals.
Significance of “Broker Nonvotes”
The rules of the NYSE provide that, when a matter to be voted on at an annual meeting is “non-routine,” a broker holding shares of record on behalf of a client may vote those shares only if the broker has received voting instructions from the client. If the broker has not received voting instructions from the client, the broker may submit a proxy on any routine matter, but may not vote the client’s shares on the matter(s) for which instructions were required but not provided. When a broker submits a proxy, but refrains from voting in this way, a “broker nonvote” occurs. Shares subject to a broker nonvote are not counted as present or represented with respect to the nonroutine matters being addressed at the annual meeting; however, they are counted as present and represented for purposes of determining the presence of a quorum at the annual meeting. Under the rules of the NYSE, the election of directors (Item 1) and the nonbinding vote to approve the compensation of our named executive officers (Item 3) are considered nonroutine.
Could additional matters be decided at the annual meeting?
As of the date of this proxy statement, we do not know of any matters not described in this proxy statement that will be presented at the meeting. However, if any other matter shall properly come before the meeting, the persons named in the proxy will use their discretion to vote on such matter on behalf of shares for which proxies were submitted.
Who conducts the annual meeting?
The independent chairman of the Board of Directors acts as chairman of the annual meeting, and has the authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has the discretion to establish reasonable rules for discussion, comments and questions during the meeting.

Who will count the votes at the annual meeting?
One or more representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as independent inspectors of election.

How may I obtain electronic delivery of proxy materials in the future?
Most stockholders may elect to receive future proxy statements and annual reports electronically via e-mail or the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you may choose this electronic delivery option by following the instructions provided when you vote over the Internet. Active employees of the Company who hold Marsh & McLennan Companies common stock in certain employee stock plan accounts or are stockholders of record generally receive their proxy materials by electronic delivery to their business e-mail accounts.
If you are a beneficial owner who holds shares in street name, it is likely that you will have the option to choose future electronic delivery of proxy materials when you vote over the Internet. Otherwise, please contact your broker or other intermediary holder of record for information regarding electronic delivery of proxy materials.
Stockholders who receive their proxy materials electronically receive an e-mail message with instructions on how to access the proxy statement and annual report and vote. If you have chosen to receive proxy materials electronically, your choice will remain in effect until you revoke it.
What is “householding”?
Holders of Record and in Employee Benefit Plan Accounts
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record or who hold shares in certain of our employee benefit plan accounts and who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies.
Stockholders who participate in householding continue to receive separate control numbers for voting, and, in the case of those who receive hard copies of the proxy materials, separate proxy cards. Householding does not in any way affect dividend check mailings.
If you are a stockholder of record or hold our common stock in an employee benefit plan account and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, you may revoke your consent to householding at any time by calling Broadridge Financial Solutions, Inc. toll-free at 1-800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Beneficial Stockholders
A number of brokerages and other institutional holders of record have implemented householding. If you are a beneficial owner who holds shares in street name, please contact your broker or other intermediary holder of record to request information about householding.
How may I obtain another set of proxy materials?
This proxy statement and our 2011 Annual Report can be viewed on (and printed from) our website at http://proxy.mmc.com. If you wish to receive a separate paper copy of our annual report or proxy statement, you may telephone our office of Investor Relations at (212) 345-5475 or write to:
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774
Attn: Investor Relations

Who will bear the cost of this proxy solicitation?
We pay the expenses of preparing and distributing the proxy materials and soliciting proxies. We also reimburse brokers and other institutional record holders for their expenses in forwarding these materials to, and obtaining voting instructions from, beneficial owners of the Company’s common stock.
In addition to the distribution of this proxy statement and instructions for voting at the annual meeting, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or agents. We have retained Georgeson Inc. as our agent to assist in the proxy solicitation at a fee of approximately $11,000, plus expenses. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

CORPORATE GOVERNANCE
We describe key features of the Company’s corporate governance environment below, and also in the next section of this proxy statement, captioned “Board of Directors and Committees.” Our key corporate governance materials are available online at http://www.mmc.com/about/governance.
Enhanced Corporate Governance Environment
The Board of Directors has taken a series of actions designed to enhance the Company’s corporate governance environment. Highlights of these actions include:

A.	Board Structure

•	Board Independence. All of the Company’s directors are independent, with the exception of our CEO, who is the only member of management serving on the Board.

•	Independent Chairman. The Company maintains separate roles of chief executive officer and chairman of the Board as a matter of policy. An independent director acts as chairman of the Board.

•
Offer to Resign upon Change in Circumstances. Pursuant to our Guidelines for Corporate Governance, any director undergoing a significant change in personal or professional circumstances must offer to resign from the Board.

B.	Election of Directors/Right of Stockholders to Call Special Meetings

•	Majority Voting in Director Elections. The Company’s by-laws provide that in uncontested elections, director candidates must be elected by a majority of the votes cast.

•
Stockholder Right to Call Special Meetings. The Company’s by-laws allow stockholders of record of at least twenty percent (20%) of the voting power of the Company’s outstanding common stock to call a special meeting.

C.	Shareholder Rights Plan

•	Expiration of Poison Pill. The Board allowed a prior Rights Agreement to expire without renewal.

D.	Declassification of Board

•	Annual Election of Directors. The Company’s charter provides for the annual election of directors.

E.	Compensation Practices

•
Compensation Structure for Independent Directors. The Company’s director compensation structure is transparent to investors and does not provide for meeting fees or retainers for non-chair committee membership.

•
Cap on Executive Severance Payments. The Company is required as a matter of policy to obtain stockholder approval for severance agreements with certain senior executive officers that provide for cash severance that exceeds 2.99 times his or her base salary and three-year average annual bonus award.

•
“Double-Trigger” Condition for Vesting of Equity-Based Awards upon a Change in Control. A “double-trigger” condition applies to the vesting of all equity-based awards granted after March 15, 2007 upon a change in control of the Company.

•
“Clawback” Policies. The Company may as a matter of policy recoup (or “claw back”) certain executive bonuses in the event of misconduct leading to a financial restatement. Also, our 2011 Incentive and Stock Award Plan allows the Company to "claw back" outstanding or already settled equity-based awards.

F.	Equity Ownership Requirements

•
Senior Executive Equity Ownership Requirements. The Company maintains equity ownership standards requiring senior management to acquire, within five years, company equity with a value equal to a multiple of base salary.

•
Director Equity Ownership Requirements. Directors are required to acquire over time, and thereafter hold (directly or indirectly), a minimum of $500,000 worth of the Company’s common stock. Directors may not sell shares of the Company's common stock until this ownership threshold is attained.

Guidelines for Corporate Governance
Our Guidelines for Corporate Governance (our “Governance Guidelines”) are the means by which the Company and the Board of Directors formally express many of our governance policies. The Governance Guidelines are posted on our website at http://mmc.com/about/GuidelinesCorporateGovernance.pdf.
The Governance Guidelines address a range of corporate governance matters, including the following (parenthetical references are to the relevant section of the Governance Guidelines):

•	Specific Board functions (Section B), such as:

•	evaluation of CEO performance and approval of CEO compensation;

•	reviewing the Company’s strategic and operating plans, financial objectives and major corporate actions;

•	assessing major risks facing the Company and options for their mitigation;

•	overseeing the integrity of the Company’s financial statements and financial reporting processes;

•	ensuring the adequacy of the Company’s processes for legal and ethical compliance; and

•	monitoring the effectiveness of the Company’s corporate governance practices.

•	CEO/independent chairman separation. (Section F.2)

•	CEO succession planning and management development. (Section C)

•	Majority voting in director elections. (Section E.3)

•	Director qualification standards and director independence. (Sections D.2 and D.3)

•	Retirement requirements for independent directors. (Section E.6)

•	Executive sessions of independent directors at every in-person meeting of the Board. (Section H.3)

•	Limits on other public company board service. (Section D.5)

•	Director and senior management stock ownership requirements. (Sections K.2 and K.3)

•	Board access to management and outside advisors. (Section I)

Director Independence
The Board has determined that all directors other than Mr. Duperreault are independent. Therefore, the Board has satisfied its objective that a substantial majority of the Company’s directors should be independent of management.
For a director to be considered “independent,” the Board must affirmatively determine that the director has no direct or indirect material relationship with the Company. The Board has established categorical standards to assist it in making determinations of director independence. These standards conform to, or are more exacting than, the independence requirements provided in the NYSE listed company rules. The Company’s director independence standards are set forth as Annex A to our Governance Guidelines. With respect to Mr. Mills, the Board considered that he is an executive officer of a company that, in each of the preceding three fiscal years, made payments to, and received payments from, the Company in an amount less than the greater of $1 million or 2% of his employer’s total net revenues.
All members of the Audit, Compensation, Compliance and Risk, and Directors and Governance Committees must be independent directors as defined by the Company’s Governance Guidelines. Members of the Audit Committee must also satisfy a separate SEC and NYSE independence requirement, which provides that they may not be affiliates and may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than their directors’ compensation. Each member of the Compensation Committee also qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Securities Exchange Act of 1934) and as an “outside director” (as defined in Section 162(m) of the Internal Revenue Code). Under our Governance Guidelines, if a director whom the Board has deemed independent has a change in circumstances or relationships that might cause the Board to reconsider that determination, he or she must immediately notify the chairman of the Board and the chair of the Directors and Governance Committee.

Codes of Conduct
Our reputation is fundamental to our business. The Company’s directors and officers and other employees are expected to act ethically at all times. To provide guidance in this regard, the Company has adopted a Code of Conduct, which applies to all of the above individuals. In 2011, a revised and expanded Code of Conduct, the Greater Good, was distributed in hard copy to the Company’s employees, accompanied by a comprehensive training and communication effort. The Company has also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which applies to our chief executive officer, chief financial officer and controller. Both of these codes are posted on the Company’s website at http://www.mmc.com, and print copies are available to any stockholder upon request. We will disclose any amendments to, or waivers of, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers on our website within four business days.

Review of Related-Person Transactions
The Company maintains a written Policy Regarding Related-Person Transactions, which sets forth standards and procedures for the review and approval or ratification of transactions between the Company and related persons. The policy is administered by the Directors and Governance Committee with assistance from the Company’s Corporate Secretary.
The policy applies to any “related-person transaction.” This means a transaction (i) involving the Company or any of its subsidiaries, (ii) which involves an aggregate value of $120,000 or more and (iii) in which a related person has a direct or indirect material interest. A “related person” means a director or executive officer of the Company, a nominee for election as a director of the Company, a beneficial owner of more than five percent of the Company’s outstanding common stock or an immediate family member of any of the foregoing persons.
In determining whether to approve or ratify a related-person transaction, the Directors and Governance Committee will review the facts and circumstances it considers relevant. These may include: the commercial reasonableness of the terms of the transaction; the benefits of the transaction to the Company; the availability of other sources for the products or services involved in the transaction; the materiality and nature of the related person’s direct or indirect interest in the transaction; the potential public perception of the transaction; and the potential impact of the transaction on any director’s independence. The Directors and Governance Committee will approve or ratify the related-person transaction only if the Committee, in its sole good faith discretion based on the facts and circumstances it considers relevant, determines that the related-person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.
If the Directors and Governance Committee determines not to approve or ratify a related-person transaction, the transaction shall not be entered into or continued, as the case may be. No member of the Directors and Governance Committee will participate in any review or determination with respect to a related-person transaction if the Committee member or any of his or her immediate family members is the related person.

Communicating Concerns Regarding Accounting Matters
The Audit Committee of the Board of Directors has established procedures to enable anyone who has a concern about the Company’s accounting, internal accounting controls or auditing practices to communicate that concern directly to the Audit Committee. These communications, which may be made on a confidential or anonymous basis, may be submitted in writing or by telephone, as follows:
By mail to:
Marsh & McLennan Companies, Inc.
Audit Committee of the Board of Directors
c/o Corporate Secretary
1166 Avenue of the Americas
New York, New York 10036-2774
By telephone to the Marsh & McLennan Companies Ethics & Compliance Line:
Canada & the U.S.: 1-800-381-2105
Outside Canada & the U.S., use your country’s AT&T Direct® service number to reach the Marsh & McLennan Companies Ethics & Compliance Line toll-free. A complete list of Ethics & Compliance Line Telephone Numbers can be found at http://www.mmc.com/about/governance.
Further details of the Company’s procedures for handling complaints and concerns of employees and other interested parties regarding accounting matters are posted on our website at
http://www.mmc.com/about/governance. Company policy prohibits retaliation against anyone who raises a concern of the type described above.

Communicating with Directors
Holders of the Company’s common stock and other interested parties may send communications to the Board of Directors, the independent chairman or the independent directors as a group by mail (addressed to the Corporate Secretary) or by telephone as indicated above. Items unrelated to the directors’ duties and responsibilities as Board members may be excluded by the Corporate Secretary, including solicitations and advertisements; junk mail; product-related communications; surveys and job referral materials such as resumes.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition, Leadership and Size
At the 2012 annual meeting, stockholders will vote on the election of thirteen (13) directors. Lord Lang is currently the Board's independent chairman. The only member of management who serves on the Board is Brian Duperreault, the Company's president and chief executive officer. As stated above under "Corporate Governance," the chairman of the Board has been an independent director since 2005. The Board believes that this currently is the best leadership structure for the Company and will continue to periodically evaluate whether the structure is in the best interests of stockholders.
As stated in our Guidelines for Corporate Governance, the Board of Directors has determined that 10–14 directors is currently an appropriate range for the Board. The Board believes this range is sufficient to ensure the presence of directors with diverse experience and skills, without hindering effective decision-making or diminishing individual accountability. The Board also believes this range is flexible enough to permit the recruitment, if circumstances so warrant, of an outstanding director candidate in whom the Board may become interested at a future time. The Directors and Governance Committee periodically reviews the size of the Board and recommends changes as appropriate.

Director Qualifications and Nomination Process
As provided in our Guidelines for Corporate Governance, all directors must demonstrate the highest standards of ethics and integrity, must be independent thinkers with strong analytical ability, and must be committed to representing all of the Company’s stockholders rather than any particular interest group. In addition to the foregoing characteristics, the Board evaluates each prospective director candidate by reference to the following criteria (which are not listed in any order of importance): (i) the candidate’s personal and professional reputation and background; (ii) the candidate’s industry knowledge; (iii) the candidate’s experience with businesses or other organizations comparable to the Company in terms of size or complexity; (iv) the interplay of the candidate’s skills and experience with those of the incumbent directors; (v) the extent to which the candidate would provide substantive expertise that is currently sought by the Board or any committees of the Board; (vi) the candidate’s ability to commit the time necessary to fulfill a director’s responsibilities; (vii) relevant legal and regulatory requirements and evolving best practices in corporate governance; and (viii) any other criteria the Board deems appropriate.
The Board, taking into account the recommendation of the Directors and Governance Committee, is responsible for nominating a slate of director candidates for election at the Company’s annual meeting of stockholders. The Board has delegated to the Directors and Governance Committee the authority, when circumstances so warrant, to identify, screen and recommend to the Board potential new director candidates and to engage one or more search firms to assist the Committee with respect thereto. The Directors and Governance Committee periodically reviews with the Board the skills and characteristics to be sought in any new director candidates, as well as the overall composition and structure of the incumbent Board. The Committee has a longstanding commitment to maintaining a diverse and inclusive Board, and when seeking new director candidates, takes into account such factors as the Board’s current mix of skills, backgrounds and experience, as well as the gender, racial, ethnic and cultural diversity of each potential candidate.

Stockholder Nominations for Director Candidates
The Directors and Governance Committee will consider director candidates recommended by stockholders if the recommendation is submitted in writing at the address below. As described in Article II of the Company’s by-laws, stockholders may submit nominations of persons for election as directors of the Company at an annual meeting of stockholders provided that the proposing stockholder is a stockholder of record both at the time the nomination is submitted and at the time of the annual meeting, is entitled to vote at the annual meeting and complies with the notice procedures set forth in Section 2.10 of the by-laws. The notice of nomination must meet certain guidelines as to timeliness and form, described below, and be delivered to the Corporate Secretary at our principal executive offices:

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774
Attn: Directors and Governance Committee
c/o Corporate Secretary
The notice must be delivered not earlier than 5:00 p.m. Eastern Time on the 120th day, and not later than 5:00 p.m. Eastern Time on the 90th day, prior to the first anniversary of the preceding year’s annual meeting; provided that, if the date of the upcoming annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s annual meeting, the notice must be delivered not earlier than 5:00 p.m. Eastern Time on the 120th day prior to the date of the annual meeting and not later than 5:00 p.m. Eastern Time on the later of (x) the 90th day prior to the date of the annual meeting and (y) the 10th day following the day on which the date of the rescheduled annual meeting is first publicly announced by the Company.
The director nomination notice must include certain information regarding the director nominee, the proposing stockholder and any associate of the proposing stockholder (such as a beneficial owner of shares owned of record or beneficially by the proposing stockholder). With respect to the proposing stockholder, required information includes all ownership interests in Marsh & McLennan Companies common stock and derivatives of the Company’s securities. With respect to the director nominee, the notice must include the information required to be disclosed in a proxy statement with respect to candidates for election as directors, including the nominee’s written consent to be named in the proxy statement as a nominee and to serve as director of the Company if elected. The notice also must be accompanied by a letter from the nominee containing certain representations regarding the nominee’s independence and compliance with the Company’s publicly disclosed corporate governance and other policies and guidelines. The exact notice requirements for director nominations for annual meetings of stockholders are described in detail in Article II, Section 2.10 of the Company’s by-laws.

Director Election Voting Standard
The Company’s by-laws provide that in an uncontested election of directors (i.e., where the number of nominees does not exceed the number of directors to be elected), a director nominee must receive more votes cast “for” than “against” his or her election in order to be elected to the Board. See the discussion under “What are the voting requirements to elect directors and to approve the other proposals discussed in this proxy statement?” on page 2 above.
In connection with the Company’s majority voting standard for director elections, the Board has adopted the following procedures, which are set forth more fully in Section E.3 of our Guidelines for Corporate Governance:

•
The Board shall nominate for election only director candidates who agree to tender to the Board an irrevocable resignation that will be effective upon (i) a director’s failure to receive the required number of votes for reelection at the next meeting of stockholders at which he or she faces reelection and (ii) the Board’s acceptance of such resignation.

•
Following a meeting of stockholders at which an incumbent director who was a nominee for reelection does not receive the required number of votes for reelection, the Directors and Governance Committee shall make a recommendation to the Board as to whether to accept or reject such director’s resignation. Within 90 days following the certification of the election results, the Board shall decide whether to accept or reject the director’s resignation and shall publicly disclose that decision and its rationale.

•
If the Board accepts a director’s resignation, the Directors and Governance Committee will recommend to the Board whether to fill the resultant vacant Board seat or reduce the size of the Board. If the Board rejects a director’s resignation, the director shall, in accordance with Delaware law, continue in office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

Attendance
The Board held 13 meetings, including telephonic meetings, during 2011. The average attendance by directors at meetings of the Board and its committees held during 2011 was approximately 97%. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Board’s policy is to have all directors attend annual meetings of stockholders and, barring unforeseen circumstances, all directors are expected to attend our annual meeting of stockholders in 2012. All directors were present at the 2011 annual meeting.

Tenure
Our Guidelines for Corporate Governance provide that an independent director shall retire at the annual meeting of stockholders following his or her 75th birthday. Directors who are employees of the Company, in the normal course, resign from the Board when their employment ceases.

Executive Sessions
The independent directors meet in executive session without management at regularly scheduled in-person Board meetings. The independent chairman of the Board presides at these meetings.

Risk Oversight
It is the responsibility of the Company’s senior management to assess and manage our exposure to risk and to bring to the Board of Directors’ attention the most material risks facing the Company. The Board oversees risk management directly and through its committees. The Audit Committee and the Compliance and Risk Committee regularly review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor and control such exposures. The Directors and Governance Committee considers risks related to CEO succession planning and the Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of executive compensation programs and arrangements. See below for additional information about the Board’s committees.

Committees
Our Board has established an Audit Committee, a Compensation Committee, a Compliance and Risk Committee (which is a subcommittee of the Audit Committee), a Directors and Governance Committee, a Finance Committee, a Corporate Responsibility Committee and an Executive Committee to assist the Board in discharging its responsibilities. Following each committee meeting, the respective committee chair reports the highlights of the meeting to the full Board.
Membership on each of the Audit, Compensation, Compliance and Risk, and Directors and Governance Committees is limited to independent directors as required by the Company, the listing standards of the NYSE and the SEC’s independence rules. The charters for these committees can be viewed on our website at http://www.mmc.com/about/governance.

The table below indicates current committee assignments and the number of times each committee met in 2011:

Director	Audit	Compliance and Risk	Compensation	Directors and Governance	Finance	Corporate Responsibility	Executive
Zachary W. Carter	X	X(chair)					X
Brian Duperreault					X		X
Oscar Fanjul			X		X(chair)		X
H. Edward Hanway			X(chair)		X		X
Lord Lang			X	X	X		X(chair)
Elaine La Roche (1)	X	X
Steven A. Mills			X	X
Bruce P. Nolop	X	X			X	X
Marc D. Oken	X(chair)				X		X
Morton O. Schapiro			X	X(chair)			X
Adele Simmons				X		X(chair)
Lloyd M. Yates	X	X				X
R. David Yost (2)			X			X
2011 Meetings (3)	11	5	8	7	6	5	0
 ________________

(1)	Ms. La Roche became a director on January 18, 2012.

(2)	Mr. Yost became a director on January 18, 2012

(3)	Includes telephonic meetings.

Audit Committee
The Audit Committee is charged with assisting the Board in fulfilling its oversight responsibilities with respect to:

•	the integrity of the Company’s financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of the Company’s internal audit function; and

•	compliance by the Company with legal and regulatory requirements.
The Audit Committee selects, oversees and approves, pursuant to a pre-approval policy, all services to be performed by our independent registered public accounting firm. The Company’s independent registered public accounting firm reports to the Audit Committee.
All members of the Audit Committee are “financially literate,” as defined by the NYSE and determined by the Board. The Board has determined that Bruce P. Nolop, Marc D. Oken and Lloyd Yates have the requisite qualifications to satisfy the SEC definition of “audit committee financial expert.”
Compliance and Risk Committee
The Compliance and Risk Committee is a subcommittee of the Audit Committee. The Compliance and Risk Committee assists the Audit Committee and the Board with the oversight of the implementation of systems and controls designed to promote ethical behavior and compliance with applicable legal and regulatory requirements and the Company's enterprise risk management (“ERM”) programs and processes, and discharges such other responsibilities relating to compliance and risk oversight as the chair of the Audit Committee may assign to the Compliance and Risk Committee from time to time.

Compensation Committee
Among other things, the Compensation Committee:

•	evaluates the performance and determines the compensation of our president and chief executive officer;

•	reviews and approves the compensation of other senior executives; and

•
oversees the Company's incentive compensation plans for the chief executive officer and other senior executives and equity-based plans, and discharges the responsibilities of the Committee set forth in these plans.

Meeting Schedule: The Compensation Committee met eight times in 2011, including a special, half-day meeting in February for annual decisions on compensation. Decisions relating to significant matters are usually presented to the Compensation Committee and discussed at more than one meeting to allow for full consideration of the implications and possible alternatives before a final decision is made. The Compensation Committee receives support from its independent compensation consultant and the Company's management, including the Company's human resources staff, as described below.
The Compensation Committee may delegate all or a portion of its duties and responsibilities to the chair of the Compensation Committee or a subcommittee of the Compensation Committee. If necessary, the chair is authorized to take Compensation Committee action in between regularly scheduled meetings of the Compensation Committee, within certain guidelines. If any such action is taken, the chair reports such action to the Compensation Committee at its next regularly scheduled meeting.
Independent Compensation Consultant: The Compensation Committee engaged Pay Governance LLC as its independent consulting firm to provide advisory services to the Compensation Committee. The independent compensation consultant assists the Compensation Committee in performing its duties and makes recommendations to the Compensation Committee regarding our executive compensation programs. The independent compensation consultant reports directly to the Compensation Committee and provides advice and analysis solely to the Compensation Committee. The independent compensation consultant supports the Compensation Committee by:

•	participating by invitation in meetings, or portions of meetings, of the Compensation Committee in order to advise the Compensation Committee on specific subjects that arise;

•
offering professional advice regarding the compensation and policy recommendations presented to the Compensation Committee by the Company's management, including senior members of the Company's human resources staff; and

•	supplying independent data regarding the compensation practices of comparable companies.
The Compensation Committee requested and received advice from the independent compensation consultant with respect to all significant matters addressed by the Compensation Committee during 2011. Neither the independent compensation consultant nor his firm or any of its affiliates provided any services to the Company or its affiliates.
Company Management: The Company's management, including the Company's human resources staff, supports the Compensation Committee by:

•	developing meeting agendas in consultation with the chair of the Compensation Committee and preparing background materials for Compensation Committee meetings;

•
making recommendations to the Compensation Committee on the Company's compensation philosophy, short- and long-term incentive compensation design, and other key governance initiatives, including by providing input regarding the individual performance component of annual short-term incentive compensation, as discussed in further detail in “Compensation of Executive Officers-Compensation Discussion & Analysis” beginning on page 29; and

•	responding to actions and initiatives proposed by the Compensation Committee.

In addition, the Company's president and chief executive officer provides recommendations with respect to the compensation of other senior executives.
The Company's president and chief executive officer, group president and chief operating officer, senior members of the Company's human resources staff and internal legal counsel attend Compensation Committee meetings when invited, but are not present for executive sessions or for any discussion of their own compensation.
Timing and Procedures of Equity-Based Compensation Awards: Awards under the annual long-term incentive compensation program are approved at a prescheduled meeting of the Compensation Committee each February and, consistent with our historical practice, granted on that same date. Stock options have an exercise price equal to the average of the high and low trading prices of the Company's common stock on the trading day immediately preceding the grant date.
The Compensation Committee periodically awards restricted stock units and stock options to new hires and restricted stock units to continuing executives for retention purposes. In 2011, these awards were granted at regularly scheduled Compensation Committee meetings. The Compensation Committee has also authorized our president and chief executive officer to make such awards to individuals who are not senior executives, subject to certain limitations. In 2011, these awards were granted on the first trading day of the month following our president and chief executive officer's approval of the award. On December 13, 2011, the Committee determined that all equity-based compensation awards approved after that date, excluding awards approved and granted each February under the annual long-term incentive compensation program, would be granted on the first calendar day of the month following approval. In the event that an award is approved prior to an individual's start date with the Company, the award will be granted on the first calendar day of the first month on or following the individual's start date.
Restricted stock unit and stock option awards are typically denominated as a dollar value and then converted into a number of restricted stock units or stock options. The number of restricted stock units is determined based on the grant date fair value of the Company's common stock, which is defined as the average of the high and low trading prices of the Company's common stock on the trading day immediately preceding the grant date. The number of stock options is determined in accordance with FASB ASC Topic 718 based on the grant date fair value of a stock option to purchase a share of the Company's common stock. Stock options have an exercise price equal to the average of the high and low trading prices of the Company's common stock on the trading day immediately preceding the grant date. We believe that our granting procedures effectively protect against the manipulation of grant timing for employee gain.
The Company's human resources staff periodically monitors and updates the Compensation Committee on the usage of shares for equity-based awards and the number of shares available for future awards under our equity-based compensation plans. As part of the process of granting annual long-term incentive compensation, the Compensation Committee considers share usage and equity run rate (as defined in "'Say on Pay Response" on page 32) so that annual long-term incentive compensation awards, and the extent to which stock is used for those awards, are at a reasonable level.
Directors and Governance Committee
Among other things, the Directors and Governance Committee:

•	develops, reviews and periodically reassesses the Company’s corporate governance principles and recommends proposed changes to the Board;

•	oversees the development and implementation of succession planning for the Company’s president and chief executive officer;

•	identifies, considers and recommends qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election at the annual meeting;

•	in consultation with the Board committee chairs, recommends committee assignments to the Board;

•	reviews and makes recommendations to the Board regarding compensation of the Company’s independent directors; and

•	develops processes for and oversees annual assessments of the Board’s performance and effectiveness.
Finance Committee
The Finance Committee reviews and makes recommendations to the Board concerning, among other matters: the Company’s capital structure, capital management and methods of corporate finance, including proposed issuances of securities or other financing transactions; and proposed acquisitions, divestitures or other strategic transactions.
Corporate Responsibility
The Corporate Responsibility Committee reviews the Company's responsibilities and activities as a corporate citizen. In particular, the committee is charged with identifying and analyzing sustainability, government relations and social responsibility issues and trends, nationally and internationally, that may be relevant to the Company's business positioning, employee involvement and engagement, diversity initiatives or brand, and with making related recommendations to the Board as appropriate.
Executive Committee
The Executive Committee is empowered to act for the full Board during the intervals between Board meetings, except with respect to matters that, under Delaware law or the Company’s by-laws, may not be delegated to a committee of the Board. The Executive Committee meets as necessary, with all actions taken by the Committee reported at the next Board meeting. The Executive Committee did not meet in 2011.

Director Compensation
Executive Directors

Executive directors (currently only Mr. Duperreault) receive no compensation for their service as directors.

Independent Directors

The Board's compensation year runs from June 1 through May 31. For fiscal year 2011, independent directors received a basic annual retainer of $100,000 paid in cash. The independent chairman of the Board and committee chairs received supplemental retainers as described in the table below. The basic annual retainer and the supplemental retainers are paid quarterly (for pay periods ending on August 15, November 15, February 15 and May 15). Under the terms of the Company's Directors' Stock Compensation Plan, independent directors may elect to receive these retainer amounts in cash, the Company's common stock or a combination thereof, as the director elects. In addition, independent directors receive an annual stock grant. On June 1, 2011, all independent directors received a grant of the Company's common stock with a fair market value of $100,000 on the grant date (based on the average of the high and low prices on the immediately preceding trading date). Under the Directors' Stock Compensation Plan, an independent director may defer receipt of all or a portion of any compensation to be paid in the form of the Company's common stock until a specified future date. Independent directors are also eligible to participate in the Company's matching-gift program for certain charitable gifts.

In 2011, the Board reviewed the independent director compensation arrangements, which had been largely unchanged for several years, and requested and received advice from an independent consulting firm, Pay Governance LLP. The Board revised the Company's independent director compensation arrangements effective as of June 1, 2012, at the start of the next compensation year. These revisions are summarized in the table below.

Elements of Independent Director Compensation

	2011 Board Compensation Year (June 1, 2011 - May 31, 2012)	2012 Board Compensation Year (June 1, 2012 - May 31, 2013)
Element of Compensation
Basic Annual Retainer for All Independent Directors	$100,000 in cash	Unchanged
Supplemental Annual Retainer for Chair of	$15,000 in cash	$25,000 in cash
•Audit Committee
•Compensation Committee
Supplemental Annual Retainer for Chair of	$15,000 in cash	Unchanged
•Compliance and Risk Committee
•Finance Committee
•Directors and Governance Committee
•Corporate Responsibility Committee
Supplemental Annual Retainer for Independent Chairman of the Board	$150,000 in cash	$200,000 in cash
Annual Stock Grant (June 1 of each year) for Independent Directors under the Company's Directors' Stock Compensation Plan	Number of shares having a grant date market value of $100,000	Number of shares having a grant date market value of $120,000
Stock Ownership Guidelines	1 times Basic Annual Retainer	5 times Basic Annual Retainer

2011 Independent Director Compensation

The table below indicates total compensation received by independent directors for service on the Board and its committees during fiscal 2011:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Leslie M. Baker, Jr.	42,640	—	—	42,640
Zachary W. Carter (4)	115,000	100,000	5,000	220,000
Oscar Fanjul	107,500	100,000	—	207,500
H. Edward Hanway	107,500	100,000	—	207,500
Stephen R. Hardis	125,000	—	—	125,000
Gwendolyn S. King	57,500	—	—	57,500
Lord Lang	182,500	100,000	—	282,500
Elaine La Roche (5)	—	—	—	—
Steven A. Mills (6)	50,000	100,000	—	150,000
Bruce P. Nolop	100,000	100,000	5,000	205,000
Marc D. Oken	115,000	100,000	—	215,000
Morton O. Schapiro	107,500	100,000	5,000	212,500
Adele Simmons	115,000	100,000	—	215,000
Lloyd M. Yates (6)	50,000	100,000	—	150,000
R. David Yost (5)	—	—	—	—

(1)	The amounts in this “Fees Earned or Paid in Cash” column reflect payments of the $100,000 basic annual retainer and any supplemental retainer made during fiscal 2011.

The independent chairman of the Board currently receives $150,000, payable in four quarterly payments. Each committee chair (except the chair of the Executive Committee) currently receives a supplemental retainer of $15,000, payable in four quarterly payments. The committee chairs compensated in this manner are shown in the table below. Following the retirement of Messrs. Hardis and Baker and Ms. King in 2011, new committee chairs were appointed, as shown in the table below.

	Jan 1 - May 18, 2011	May 19 - Dec 31, 2011
Audit Committee Chair	Marc D. Oken	Unchanged
Compliance and Risk Committee Chair	Zachary W. Carter	Unchanged
Compensation Committee Chair	Lord Lang	H. Edward Hanway
Directors and Governance Committee Chair	Gwendolyn S. King	Morton O. Schapiro
Finance Committee Chair	Leslie M. Baker, Jr.	Oscar Fanjul *
Corporate Responsibility Committee Chair	Adele Simmons	Unchanged
Independent Chairman of the Board	Stephen R. Hardis	Lord Lang

* Mr. Fanjul assumed the role of Chair of the Finance Committee upon Mr. Baker's departure in March 2011.

Accordingly, for fiscal 2011, each committee chair who served from January 1 through May 18, 2011 received a supplemental retainer of $7,500, representing quarterly payments of $3,750 in February and May 2011, and each committee chair who served from May 19, 2011 through

December 31, 2011 received a supplemental retainer of $7,500, representing quarterly payments of $3,750 in August and November 2011. Committee members other than the chairs receive no additional compensation for service on the committee.

Mr. Hardis served as the independent chairman of the Board until his retirement in May 2011, when he was succeeded by Lord Lang. Accordingly, Mr. Hardis received a supplemental retainer of $75,000, representing quarterly payments of $37,500 in February and May 2011, and Lord Lang received a supplemental retainer for such service of $75,000, representing quarterly payments of $37,500 in August and November 2011.

Mr. Hardis elected to receive his entire $125,000 in the form of the Company's common stock. Mr. Schapiro elected to receive 30% of his quarterly payments ($32,250) in the form of the Company's common stock on a deferred basis. All of the other independent directors received these amounts in cash.

(2)
This column reflects 3,247 shares of the Company's common stock, representing the annual stock grant having a grant date fair value of $100,000. These shares were awarded on June 1, 2011, at $30.80 per share (the average of the high and low prices on May 31, 2011, the trading day immediately preceding the grant date). The amounts shown in this column constitute the dollar amount recognized by the Company for financial statement reporting purposes for the fiscal year ended December 31, 2011, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation. Mr. Schapiro and Ms. Simmons elected to defer receipt of all of these shares.

As of December 31, 2011, the aggregate number of deferred shares held for the account of each current independent director who has previously elected to defer shares was as follows: Mr. Schapiro, 38,052.98 shares and Ms. Simmons, 54,077.86 shares. Dividends on these deferred shares are reinvested into additional deferred shares for the account of the independent director.

(3)
The Company maintains a matching gifts program for employees and directors, pursuant to which the Company matches, on a dollar-for-dollar basis, charitable contributions to certain educational institutions up to a total of $5,000 per employee or director in any one year. The amounts shown in the table represent the Company's matching contribution to educational institutions.

(4)	Mr. Carter's cash compensation is paid directly to the law firm of Dorsey & Whitney LLP, in which he is a partner, pursuant to an agreement between Mr. Carter and the firm.

(5)	Ms. La Roche and Mr. Yost joined the Board on January 18, 2012, and thus received no compensation during 2011.

(6)	Messrs. Mills and Yates joined the Board on May 18, 2011, and thus received basic annual retainer compensation of $50,000, representing quarterly payments of $25,000 in September and November 2011.

ITEM 1
ELECTION OF DIRECTORS
At the 2012 annual meeting, stockholders will vote on the election of the thirteen (13) nominees listed below—Zachary W. Carter, Brian Duperreault, Oscar Fanjul, H. Edward Hanway, Elaine La Roche, Lord Lang, Steven A. Mills, Bruce P. Nolop, Marc D. Oken, Morton O. Schapiro, Adele Simmons, Lloyd M. Yates and R. David Yost—for a one-year term. The Board has nominated each of these individuals to serve until the 2013 annual meeting. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any of the nominees will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.
In nominating the following slate of director candidates for election at the Company’s annual meeting of stockholders, the Board has evaluated each nominee by reference to the criteria described above on page 10 under the heading “Director Qualifications and Nomination Process.” In addition, the Board evaluates each individual Director in the context of the Board as a whole, with the objective of recommending a group that can best support the success of our businesses and represent stockholder interests.
The following section contains information provided by the nominees about their principal occupations, business experience and other matters, as well as a description of how each individual’s experience qualifies him or her to serve as a director of the Company.

Zachary W. Carter	Director since 2004
Audit Committee
Compliance and Risk Committee (Chair)
Executive Committee

Mr. Carter, age 62, is a Partner at the law firm of Dorsey & Whitney LLP, where he is Co-Chair of the White Collar Crime and Civil Fraud practice group. He joined Dorsey & Whitney in 1999. Mr. Carter was the United States Attorney for the Eastern District of New York from 1993 to 1999. Mr. Carter is a Director of Cablevision Systems Corporation and is Chairman of the Mayor’s Advisory Committee on the Judiciary, Chairman of the Board of Directors of Hale House Center, Inc. and a Trustee of the New York University School of Law and the Vera Institute of Justice.

We believe Mr. Carter’s qualifications to sit on our Board of Directors and to chair the Compliance and Risk Committee include his legal background and insight into the complex legal and regulatory environments in which our businesses operate.

Brian Duperreault	Director since 2008
Executive Committee
Finance Committee

Brian Duperreault, age 64, has been President and Chief Executive Officer of the Company since January 2008. Prior to joining the Company, Mr. Duperreault served as Chairman and Chief Executive Officer of ACE Limited from 1994 to May 2004 and continued as Chairman through the end of 2007. Prior to ACE, Mr. Duperreault was with American International Group (AIG) for more than 20 years, holding numerous positions and eventually becoming Executive Vice President of AIG Foreign General Insurance and Chairman and Chief Executive Officer of AIG’s American International Underwriters (AIU). Mr. Duperreault is also a Director of Tyco International Ltd.

As the only member of the Company’s management team on the Board, Mr. Duperreault’s presence on the Board provides directors with direct access to the Company’s chief executive officer and helps facilitate director contact with other members of the Company’s senior management.

Oscar Fanjul	Director since 2001
Compensation Committee
Executive Committee
Finance Committee (Chair)

Mr. Fanjul, age 62, is Vice Chairman of Omega Capital, a private investment firm in Spain. Mr. Fanjul was Chairman and Chief Executive Officer of Repsol from 1985 to 1996. Mr. Fanjul is a Director of Acerinox and Lafarge (Vice Chairman). He is a Trustee of the Amigos del Museo del Prado Foundation. Mr. Fanjul is a former Director of Unilever, the London Stock Exchange and Areva.

We believe Mr. Fanjul’s qualifications to sit on our Board of Directors and chair our Finance Committee include his extensive experience in various international markets with global companies and his understanding of global business practices.

H. Edward Hanway	Director since 2010
Compensation Committee (Chair)
Executive Committee Finance Committee

Mr. Hanway, age 60, served as Chairman and Chief Executive Officer of CIGNA Corporation from 2000 to the end of 2009. From 1999 to 2000, he served as President and Chief Operating Officer of CIGNA. From 1996 to 1999, he was President of CIGNA HealthCare, and from 1989 to 1996 was President of CIGNA International. Mr. Hanway is a former Member of the Board of Directors of America’s Health Insurance Plans (AHIP). He is also a past Chairman of the Council on Affordable Quality Healthcare (CAQH), and has been active in a wide range of issues and initiatives associated with children’s health and education. He serves on the Board of Trustees of the March of Dimes Foundation, Loyola University Maryland and Drexel Newmann Academy.

We believe Mr. Hanway’s qualifications to sit on our Board of Directors and chair our Compensation Committee include his years of executive experience in the insurance industry, together with his background in the health and benefits sector, which provide our Board with insight into important areas in which the Company conducts business.

Elaine La Roche	Director since 2012
Audit Committee
Compliance and Risk Committee

Ms. La Roche, age 62, is a Senior Advisor to China International Capital Corporation US. She served as Chief Executive Officer of China International Capital Corporation in Beijing from 1997 to 2000. Over the course of a 20-year career at Morgan Stanley, Ms. La Roche rose from Associate to Managing Director, serving in a variety of roles including Chief of Staff to the Chairman, and President and Head of the Asia Desk. From 2008 to 2010, Ms. La Roche was with JPMorgan Chase & Co. in Beijing where she served as Vice Chairman, J.P. Morgan China Securities. Ms. La Roche served on the Board of Directors of China Construction Bank from 2006 to 2011. She also served on the Board of Directors of Linktone Ltd., where she was Non-Executive Chairman from 2004 to 2008.
We believe Ms. La Roche's qualifications to sit on our Board of Directors include her executive experience in financial services, particularly internationally, and her corporate governance experience from prior board service.

Lord Lang of Monkton	Director since 1997
Compensation Committee
Directors and Governance Committee
Executive Committee (Chair) Finance Committee

Lord Lang, age 71, began his career as an insurance broker. He was then a Member of the British Parliament from 1979 to 1997, when he was appointed to the House of Lords. He served in the Cabinet as President of the Board of Trade and Secretary of State for Trade and Industry from 1995 to 1997 and as Secretary of State for Scotland from 1990 to 1995. Lord Lang is a Non-Executive Director of Charlemagne Capital Ltd. Lord Lang is also Chairman of the Prime Minister’s Advisory Committee on Business Appointments (UK). Former nonexecutive directorships include US Special Opportunities Trust plc, Thistle Mining Inc., General Accident plc, CGU plc and The Automobile Association (UK).

We believe Lord Lang’s qualifications to chair our Board of Directors include his relevant industry background as an insurance broker, his service on the boards of other companies, as well as his extensive experience in government, including responsibility for policy and the administration of regulatory and competition business practices and international trade negotiations.

Steven A. Mills	Director since 2011
Compensation Committee
Directors and Governance Committee

Mr. Mills, age 60, is the Senior Vice President & Group Executive, Software & Systems, of International Business Machines Corporation (IBM). Mr. Mills joined IBM in 1973 and has held various executive leadership positions in IBM since 1989. In 2000, he assumed the role of Senior Vice President and Group Executive, Software Group. In 2010, he was named to his current position. In this capacity, he is responsible for directing IBM’s $40 billion product business. This includes over 100,000 employees spanning development, manufacturing, sales, marketing and support professions.

We believe Mr. Mills’ qualifications to sit on our Board of Directors include his executive leadership and management experience, his technology expertise, his extensive international experience at IBM and his overall knowledge of global markets.

Bruce P. Nolop	Director since 2008
Audit Committee
Compliance and Risk Committee
Corporate Responsibility Committee
Finance Committee

Bruce P. Nolop, age 61, served as the Chief Financial Officer of E*Trade Financial Corporation from September 2008 through 2010 and retired from E*Trade on March 31, 2011. Mr. Nolop was Executive Vice President and Chief Financial Officer of Pitney Bowes Inc. from 2000 to 2008. From 1993 to 2000, he was a Managing Director of Wasserstein Perella & Co. Prior thereto, he was a Vice President with Goldman, Sachs & Co. from 1986 to 1993, and previously held positions with Kimberly-Clark Corporation and Morgan Stanley & Co.

We believe Mr. Nolop’s qualifications to sit on our Board of Directors include his experience in financial accounting and corporate finance and his familiarity with internal financial controls and strategic transactions acquired through executive-level finance positions held in public companies and 18 years’ experience as an investment banker.

Marc D. Oken	Director since 2006
Audit Committee (Chair)
Executive Committee
Finance Committee

Mr. Oken, age 65, is the Managing Partner of Falfurrias Capital Partners, a private equity firm. He was Chief Financial Officer of Bank of America Corporation from 2004 to 2005. Mr. Oken joined Bank of America in 1989 as Executive Vice President–Chief Accounting Officer, a position he held until 1998, when he became Executive Vice President–Principal Finance Executive. Mr. Oken is a former Director of Star Scientific, Inc. He is also a Director of Sonoco Products Company.

We believe Mr. Oken’s qualifications to sit on our Board of Directors and to chair the Audit Committee include his extensive experience with public and financial accounting matters for complex global organizations, as well as his executive leadership and management experience.

Morton O. Schapiro	Director since 2002
Compensation Committee
Directors and Governance Committee (Chair)
Executive Committee

Mr. Schapiro, age 58, has been President and Professor of Economics at Northwestern University since 2009. Prior to that, he was President and Professor at Williams College from 2000. Previous positions include Dean of the College of Letters, Arts and Sciences of the University of Southern California from 1994 to 2000, the University’s Vice President for planning from 1999 to 2000, and Chair of its Department of Economics from 1991 to 1994.

We believe Mr. Schapiro’s qualifications to sit on our Board of Directors and chair our Directors and Governance Committee include his experience in managing large and complex educational institutions, which provides the Board with a diverse approach to management, as well as his 32 years of experience as a professor of economics.

Adele Simmons	Director since 1978
Corporate Responsibility Committee (Chair)
Directors and Governance Committee

Mrs. Simmons, age 70, is Vice Chair of Metropolis Strategies and President of the Global Philanthropy Partnership. From 1989 to 1999, she was President of the John D. and Catherine T. MacArthur Foundation. Mrs. Simmons is a member of the Boards of the Economic Club of Chicago, the Field Museum of Chicago, the Chicago Council on Global Affairs and the Union of Concerned Scientists.

We believe Mrs. Simmons’s qualifications to sit on our Board of Directors and to chair the Corporate Responsibility Committee include her extensive philanthropic and non-profit experience, which make her well suited to oversee the Company’s responsibilities and activities as a corporate citizen.

Lloyd M. Yates	Director since 2011
Audit Committee
Compliance & Risk Committee
Corporate Responsibility Committee

Mr. Yates, age 51, is the President and Chief Executive Officer for Progress Energy Carolinas, a subsidiary of Progress Energy, Inc. Mr. Yates joined Progress Energy’s predecessor, Carolina Power & Light, in 1998. From 1998 to 2003, he served as Vice President, Fossil Generation, from 2003 to 2005 he was Vice President, Transmission Operation & Planning, and from 2005 to 2007 as the Senior Vice President, Energy Delivery. Before joining Progress Energy, he worked for PECO Energy for 16 years in several line operations and management positions. Mr. Yates serves on several community-based and industry boards and also serves as a Director of WakeMed Health & Hospitals.

We believe Mr. Yates’s qualifications to sit on our Board of Directors include the executive leadership and management experience he has acquired throughout his 13-year career at Progress Energy.

R. David Yost	Director since 2012
Compensation Committee
Corporate Responsibility Committee

Mr. Yost, age 64, was the President and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from 2001 until his retirement in 2011. Mr. Yost also held a variety of other positions with AmeriSource Health Corporation and its predecessors from 1974 to 2001, including Chairman, President and Chief Executive Officer from 1997 to 2001. Mr. Yost is a graduate of the U.S. Air Force Academy, earned his MBA degree from the University of California at Los Angeles, and was previously a Captain in the United States Air Force. Mr. Yost serves on the Board of Directors of Tyco International and ITT Exelis Inc. Mr. Yost also serves on the Board of Trustees of Penn Medicine and the US Air Force Academy Endowment Board.
We believe Mr. Yost's qualifications to sit on our Board of Directors include his extensive leadership experience gained as the chief executive of a large publicly traded company in the healthcare industry and as a director to other publicly traded companies.

STOCK OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS
The following table reflects the number of shares of our common stock, which each director and each named executive officer, as defined below in the Compensation Discussion and Analysis section beginning on page 29, has reported as beneficially owning or in which he or she otherwise has a pecuniary interest. The table also shows the number of shares beneficially owned or otherwise by all directors and executive officers of the Company as a group. These common stock holdings are as of March 1, 2012, except with respect to interests in the Company’s 401(k) Savings & Investment Plan and Supplemental Savings & Investment Plan, which are as of December 31, 2011. The table also includes the number of shares of common stock beneficially owned by persons known to the Company to own more than five percent of our outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1)
	Sole Voting and Investment Power	Other than Sole Voting and Investment Power (2)	Total
Zachary W. Carter	23,724	—	23,724
Brian Duperreault	125,635	2,957,802	3,083,437
Oscar Fanjul	60,776	—	60,776
Daniel S. Glaser	147,391	1,084,711	1,232,102
H. Edward Hanway	7,830	—	7,830
Lord Lang	15,117	17,951	33,068
Elaine La Roche	—	—	—
Steven A. Mills	3,247	—	3,247
Alexander S. Moczarski	60,265	189,501	249,766
Bruce P. Nolop	17,737	—	17,737
Marc D. Oken	29,389	2,325	31,714
Morton O. Schapiro	—	38,587	38,587
Adele Simmons	95,220	54,451	149,671
Vanessa A. Wittman	22,314	424,229	446,543
Lloyd M. Yates	3,247	—	3,247
R. David Yost	15,000	—	15,000
Peter Zaffino	57,022	450,782	507,804
All directors and executive officers as a group (3)	904,614	7,464,652	8,369,266

Name	Aggregate Amount Beneficially Owned	Percentage of Stock Outstanding as of December 31, 2010
Wellington Management Company, LLP (4)	38,600,948	7.18%
75 State Street
Boston, MA 02109
PRIMECAP Management Company (5)	37,768,420	7.02%
225 South Lake Ave., #400
Pasadena, CA 91101
Capital World Investors (6)	29,090,900	5.4%
333 South Hope Street
Los Angeles, CA 90071
T. Rowe Price Associates, Inc. (7)	28,662,217	5.3%
100 E. Pratt Street
Baltimore, MD 21202

(1)
No director or named executive officer beneficially owned more than 1% of the Company’s outstanding common stock, and all directors and executive officers as a group beneficially owned approximately 1.5% of the Company’s outstanding common stock.

(2)
This column includes shares of the Company’s common stock: (i) held in the form of shares of restricted stock; (ii) held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed; and/or (iii) that represent the individual’s interests in the Company’s 401(k) Savings & Investment Plan.

This column also includes:

•
Marsh & McLennan Companies common stock or stock units subject to issuance in the future with respect to the Directors’ Stock Compensation Plan or the Supplemental Savings & Investment Plan, and restricted stock units in the following aggregate amounts: Mr. Duperreault, 138,991 shares; Mr. Glaser, 110,274 shares; Mr. Moczarski, 57,302 shares; Mr. Schapiro, 38,587 shares; Ms. Simmons, 54,451 shares; Ms. Wittman, 46,319 shares; Mr. Zaffino, 76,357 shares; and all directors and executive officers as a group, 674,266 shares; and

•
Shares of Marsh & McLennan Companies common stock which may be acquired on or before April 30, 2012 through the exercise of stock options as follows: Mr. Duperreault, stock options totaling 1,952,423 shares, performance options totaling 66,288 shares and performance options granted on January 29, 2008 in connection with Mr. Duperreault joining the Company totaling 800,000 shares; Mr. Glaser, stock options totaling 974,437; Mr. Moczarski, stock options totaling 57,186 shares (of which 3,612 options were exercised on March 16, 2012) and performance options totaling 75,013 shares; Ms. Wittman, stock options totaling 335,248 shares (all of which Ms. Wittman exercised in March 2012) and performance options totaling 42,662 shares (all of which were forfeited upon Ms. Wittman's resignation from the Company in March 2012); Mr. Zaffino, stock options totaling 350,385 shares and performance options totaling 22,941 shares; and all directors and executive officers as a group, stock options and performance options (including the performance options granted to Mr. Duperreault on January 29, 2008) totaling 6,709,570 shares. Vested performance options generally do not become exercisable until the trading day following the tenth consecutive trading day that the closing price of a share of Marsh & McLennan Companies common stock on the NYSE exceeds the grant price of the options by fifteen percent (15%) or more. The performance options granted to Mr. Duperreault on January 29, 2008 generally do not vest and become exercisable until the closing price of a share of Marsh & McLennan Companies common stock on the NYSE exceeds 120% of the stock option exercise price (or $32.73) for 15 consecutive trading days (as to 400,000 options) or 140% of the stock option exercise price (or $38.185) for 15 consecutive trading days (as to 400,000 options).

(3)	This group includes the individuals listed in this table, plus seven additional executive officers.

(4)
Based on a review of Amendment No. 3 to the Schedule 13G Information Statement filed on February 14, 2012 by Wellington Management Company, LLP. The Schedule 13G discloses that Wellington Management in its capacity as investment adviser had shared voting power as to 13,790,028 shares and shared dispositive power as to 38,600,948 shares.

(5)
Based on a review of Amendment No. 3 to the Schedule 13G Information Statement filed on February 9, 2012 by PRIMECAP Management Company. The Schedule 13G discloses that PRIMECAP in its capacity as investment adviser had sole voting power as to 13,411,350 shares and sole dispositive power as to 37,768,420 shares.

(6)
Based on a review of Amendment No. 5 to the Schedule 13G Information Statement filed on February 9, 2012 by Capital World Investors (“Capital World”), a division of Capital Research and Management Company (“CRMC”). The Schedule 13G discloses that: Capital World is deemed to be the beneficial owner of the reported shares as a result of CRMC acting as investment adviser to various investment companies; that Capital World had sole voting power as to 18,484,000 shares, sole dispositive power as 29,090,900 shares; and that Capital World disclaimed beneficial ownership of all of the shares reported.

(7)
Based on a review of Amendment No. 1 to the Schedule 13G Information Statement filed on February 14, 2012 by T. Rowe Price Associates, Inc. (“Price Associates”). The Schedule 13G discloses that Price Associates in its capacity as investment adviser had sole voting power as to 10,196,086 shares and sole dispositive power as to 28,597,217 shares.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
The following is a discussion and analysis of our compensation program for senior executives, focusing on our key principles, policies and practices. This section describes the compensation decisions made for 2011 with respect to our president and chief executive officer (our “CEO”), Brian Duperreault; our chief financial officer, Vanessa A. Wittman; and the Company's other most highly-compensated executive officers as of December 31, 2011, Daniel S. Glaser (Group President and Chief Operating Officer), Peter Zaffino (CEO of Marsh), and Alexander S. Moczarski (CEO of Guy Carpenter), who are included in the 2011 Summary Compensation Table on page 48. We refer to these executive officers in this Compensation Discussion and Analysis section, collectively, as our “named executive officers.” When we refer to our “senior executives,” we mean the 12 current members of the Company's executive committee, which consists of our CEO, the CEOs of our operating companies and certain leaders of our corporate staff. Our named executive officers are included in our “senior executives” group. Background information regarding these senior executives is provided on our website at www.mmc.com/about/board.php#eo.
EXECUTIVE SUMMARY
Marsh & McLennan Companies is a global professional services company offering clients advice and solutions in the areas of risk, strategy and human capital. Our 52,000 employees worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. We serve a diverse range of clients and operate across two distinct business segments: (i) risk and insurance services and (ii) consulting. As a professional services firm, our product is the expertise and capabilities of our employees. Our long-term success depends on their skill, integrity and dedication. To achieve our goals, we must attract, motivate and retain highly talented individuals at all levels of the organization who will enhance the Company's financial and strategic position and who reflect and promote the highest standards of professional conduct.
Our executive compensation program is designed to attract and retain the most highly qualified and capable professionals to lead the Company and our diverse businesses in ways that promote the long-term interests of our stockholders. Our executive compensation program is governed by four guiding principles:

•	Align with stockholder value creation with a focus on balancing risk and reward in compensation programs, policies and practices;

•
Support a strong performance culture through accountability-driven variable compensation, with consistency in performance expectations across operating companies and the ability to differentiate across businesses and among individuals based upon actual results;

•	Set target compensation at competitive levels in markets where we operate, with flexibility to recognize different business models and markets for talent; and

•	Maximize employees' perceived value of our programs through transparent processes and communication.
We use these principles to directly link company performance (financial, strategic and operational) and executive compensation.
2011 Financial Performance
Marsh & McLennan Companies produced strong financial results in 2011 despite continued economic headwinds, significant uncertainty relating to the global macroeconomic environment, a continued "soft" insurance market and an unfavorable interest rate environment.
In 2011, the Company grew underlying revenue in both of our principal business segments, while limiting underlying expense growth. As a result, for 2011, the Company achieved 11.8% growth in consolidated adjusted underlying net operating income (“core NOI growth”), which exceeded our stated target of 10% growth over the long term. (See “Description of Performance Stock Units” on page 42 for the definition of "core NOI growth.") All four of our operating companies produced underlying revenue growth under difficult economic conditions. Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as acquisitions, dispositions and transfers among businesses.

The strength of our financial performance over the past four years, including 2011, is reflected in our total return to stockholders, as shown in the charts below. These charts cover a four-year period corresponding to the tenure of Mr. Duperreault, our CEO, and reflect his multi-year efforts to develop a cohesive executive team, develop and communicate a strategic direction for the Company and execute successfully on his articulated strategy.

•
The first chart below compares our annualized total stockholder return to the S&P 500® index and demonstrates that we outperformed the S&P 500® index on both short-term (one year) and longer-term (four year) bases. In 2011, our total stockholder return was 19.1% (versus 2.1% for the S&P 500® index) and over the four-year period has been 8.1% on an annualized basis (versus -1.6% for the S&P 500® index).

•
The second chart below shows the value of $100 invested in the Company's common stock versus the same amount invested in the S&P 500® index for the four-year period, from December 31, 2007 to December 31, 2011. As illustrated, such an investment in the Company's common stock would have been worth $136 versus $94 for an investment in the S&P 500® index, as of the end of the specified period.

Annualized Total Shareholder Returns
for Period Ending December 31, 2011
30%
25%
20%
15%
10%
5%
0%
-5%
Marsh & McLennan Companies, Inc.
S&P 500®
8.1%
-1.6%
13.0%
14.1%
23.6%
8.4%
19.1%
2.1%
4-Year (2008-2011)
3-Year (2009-2011)
2-Year (2010-2011)
1-Year (2011)

Value of $100 Investment
from December 31, 2007 to December 31, 2011
Marsh & McLennan Companies, Inc.
S&P 500®
$150
$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
$100
$94
$89
$115
$136
$63
$80
$92
$94
12/31/2007
12/31/2008
12/31/2009
12/31/2010
12/31/2011

2011 Strategic and Operational Performance
In addition to growing revenue and improving margins, the Company continued to execute on its long-term strategy to establish itself as an elite global growth company. At the core of this strategy are four pillars that are designed to create exceptional value and superior returns for investors:

•
Consistent, long-term revenue and earnings growth: The Company's top priority is sustained profitable growth. For the full year 2011, the Company's adjusted earnings per share (as measured for purposes of executive compensation) increased 15.2%, with growth in underlying revenue and improvement in adjusted operating margin. (See, "Financial Performance Objectives" on page 39 for the definition of "adjusted earnings per share (as measured for purposes of executive compensation).")

•
Low capital requirements: Low capital usage continues to be one of the Company's key operating principles. While we seek to grow revenue organically and through acquisition, we will not acquire or develop capital intensive businesses.

•
High cash generation: The Company seeks to maintain earnings quality and to generate significant cash to fund acquisitions, investments and dividends. We successfully achieved this in 2011 and, among other things, used cash to repurchase approximately 15.6 million shares of our common stock during the fourth quarter of 2010 and the first three quarters of 2011 for total consideration of approximately $447 million, more than offsetting equity-based awards granted during that period. In addition, during 2011, the Company increased its quarterly dividend by five percent to $0.22 per share.

•
Low risk profile: The Company continues to focus on minimizing and managing operational risk. In 2011, Marsh & McLennan Companies introduced a revised and expanded Code of Conduct, the Greater Good, which serves as a fundamental tool to reduce risk. It contains explicit, non-negotiable business standards that apply to all colleagues worldwide. All colleagues are required to attend comprehensive training and certify that they understand our Code of Conduct and agree to comply with its provisions.

Management Changes
During 2011, we made significant changes to our management structure, which further position us to execute on our long-term strategy. In April 2011, Mr. Glaser was appointed to the newly-created position of Group President and Chief Operating Officer of the Company. Mr. Glaser had previously been CEO of Marsh, a position he assumed in December 2007. In addition, Mr. Zaffino was named CEO of Marsh, succeeding Mr. Glaser, and Mr. Moczarski was named CEO of Guy Carpenter, succeeding Mr. Zaffino. In February 2012, we hired Julio A. Portalatin as the new CEO of Mercer. He succeeded M. Michele Burns, who took a new position, reporting to Mr. Duperreault, to design and develop a retirement policy center. Also, in March 2012, Ms. Wittman resigned from the Company in order to accept a senior role at another company and J. Michael Bischoff, the Company's Vice President, Corporate Finance, assumed the role of principal financial officer on an interim basis.
“Say on Pay” Voting Results
At the 2011 Annual Meeting of Stockholders, the Company held two stockholder votes relating to executive compensation, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

•
An advisory (nonbinding) vote to approve named executive officer compensation (“Say on Pay”): A majority of the votes cast on this proposal (68%) were in favor of our executive compensation policies and practices.

•
An advisory (nonbinding) vote on the frequency of future votes on executive compensation: Consistent with the recommendation of our Board of Directors, a majority of votes cast on this proposal (84%) were in favor of an annual “Say on Pay” vote.

“Say on Pay” Response
The Company seeks to improve on the results of our 2011 “Say on Pay” vote. Consequently, we discussed various aspects of our executive compensation program and proxy voting policies with several of our large institutional stockholders, representing approximately 30% of our outstanding shares of common stock, as well as the major proxy advisory firms. Discussions concerning our executive compensation principles, policies and practices were generally favorable, with feedback focusing on our equity-based compensation practices.

•
We received favorable feedback concerning our introduction of performance stock units, an equity-based award linked to core NOI growth against our stated target of 10% growth over the long term. The 10% target is a challenging goal aligned with growth aspirations communicated by our senior executives to analysts and investors on Investor Day in September 2010. (See “Description of Performance Stock Units” on page 42 for more details.)

•
We received constructive feedback regarding the extent to which we use stock in our long-term incentive program, our so-called "equity run rate." Generally, our large institutional stockholders indicated that our equity run rate was high relative to their standards (using various methodologies). They also expressed a preference that equity compensation be more focused on the senior management population because they have the most direct influence on our financial performance and stock price.

In response to the feedback about our equity run rate, management recommended and the Compensation Committee approved a significant change to our equity compensation program that is intended to meaningfully reduce our equity run rate. This change, which was implemented for the 2012 long-term incentive program, reduced the aggregate amount of our equity-based awards by approximately $66 million or one-third, as measured by the grant date fair value. This reduction was accomplished by changing the long-term incentive program for employees below the level of senior executives and the executives who directly report to them. Under the revised program, these employees will now receive half of their long-term incentive compensation in the form of cash awards. The aggregate value of the annual long-term incentive awards granted in 2012 remained substantially the same as those granted in 2011 because we believe our long-term incentive program is an integral part of our overall compensation program and important for the reward and retention of high-potential and high-performing individuals.

The chart below shows our equity run rate for the past three years (2009 through 2011), and for 2012 through February 29. The equity run rate shown for 2012 includes the annual long-term incentive awards granted on February 24, 2012, which reflect the revised long-term incentive program design. For purposes of the chart, “equity run rate” for the year shown is defined as the number of shares of common stock underlying equity-based awards granted plus the number of shares of stock underlying equity-based awards assumed upon an acquisition (if any), divided by the weighted average number of shares of common stock outstanding, each for that year.

The change described above for the 2012 long-term incentive program follows a separate change in 2011 when we replaced a portion of the long-term incentive awards previously granted in the form of stock options (25%) to our senior executives and the executives who directly report to them with performance stock unit awards. This change, together with an increase in stock price during the period between our grants of long-term incentive awards in 2010 and 2011, resulted in a significant reduction in our equity run rate as shown in the preceding chart.
Other Compensation Highlights
Over the past few years, our strengthened financial and strategic position has enabled us to transition from compensation practices that were considered necessary to support the Company through prior periods of instability to compensation practices that support a growing enterprise. For example:

•
The terms and conditions of employment for our senior executives are set forth in employment letters rather than employment agreements. These arrangements are discussed more fully in “Employment Arrangements” on page 50.

•
We are not obligated to provide any cash severance to our CEO. In addition, we have reduced severance protections for our other senior executives to a uniform level equal to the executive's base salary and three-year average bonus (a 1x multiple). These arrangements are discussed more fully in “Severance Arrangements” on page 45.

•
Long-term incentive compensation for our senior executives is predominantly in the form of equity-based awards (stock options and performance stock unit awards) whose value is contingent on stock price appreciation or achieving specific Company financial objectives, respectively, as discussed in “Description of Performance Stock Units” on page 42.

•
We maintain policies and practices designed to encourage an appropriate level of risk-taking but do not encourage our senior executives to take excessive or unnecessary risks, as discussed more fully in “Risk and Reward Features of Executive Compensation Corporate Governance Policies” on page 35.

EXECUTIVE COMPENSATION POLICIES AND PRACTICES
Our executive compensation program is designed to attract and retain the most highly qualified and capable professionals while motivating them to lead the Company and our diverse businesses in ways that promote the long-term interests of our stockholders. The objectives of the compensation elements that comprise our executive compensation program are further discussed below in “Components of the Executive Compensation Program” on page 37.
Executive Compensation Program Elements
We use an integrated compensation framework that, as applied to our senior executives, is intended to allocate total direct compensation between fixed and variable pay elements as follows.

Compensation Component	Fixed/Variable	Form of Award
Base salary	Fixed	Cash
Annual bonus	Variable	Cash
Annual long-term incentive award	Variable	Equity-based
Our compensation philosophy emphasizes variable compensation that is linked to key corporate priorities, tangible financial and strategic results and stockholder returns. For 2011, 93% of the actual total direct compensation (i.e., the sum of base salary, annual bonus and annual long-term incentive award) for Mr. Duperreault, our CEO, and 83% for the other senior executives was in the form of variable compensation.

As a result, a significant portion of our senior executives' total direct compensation may vary based on their achievements against pre-established, quantifiable financial performance objectives and individual strategic performance objectives. In addition, because a significant portion of variable compensation is in the form of equity-based awards, the value ultimately realized by our senior executives depends on stockholder value creation as measured by the future performance of the Company's common stock.
While the Compensation Committee recognizes that elements of compensation may be interrelated, it does not require or assume any fixed relationship among the various elements of compensation within the total direct compensation framework or between the compensation of our CEO and that of any other senior executive. In addition, pension accruals and compensation previously paid to our named executive officers, including amounts realized or realizable under prior equity-based awards, did not affect the Compensation Committee's compensation decisions for 2011. This reflects the Compensation Committee's view that its decisions regarding a senior executive's compensation should reflect the current market value of his or her services and, in the case of the annual bonus, performance during the prior fiscal year.

Executive Compensation Program Process
The Compensation Committee takes a total compensation approach in setting the pay of our senior executives and makes decisions regarding base salary, annual bonus awards and long-term incentive awards in February of each year. The Compensation Committee considers a senior executive's base salary in light of his or her role and responsibilities, market information and internal equity considerations. The Compensation Committee determines and approves the amount of the annual bonus award for each senior executive with respect to the prior fiscal year based on Company performance, the senior executive's operating company's performance (if applicable) and individual performance. The Compensation Committee also determines annual long-term incentive awards for each senior executive based on a combination of the senior executive's performance and an assessment of the senior executive's future role and expected contributions. This annual approach enables the Compensation Committee to evaluate performance on a consistent basis and to consider the appropriate level of fixed and variable compensation within each senior executive's total compensation package. The Compensation Committee's decisions are subject to existing contractual commitments, if any, with individual senior executives.
Risk and Reward Features of Executive Compensation Corporate Governance Policies
The Compensation Committee strives to incorporate an appropriate balance between risk and reward in support of our overall business strategy. Our executive compensation principles, policies and practices are designed to encourage an appropriate level of risk-taking but not to encourage our senior executives to take excessive or unnecessary risks. To achieve this balance, we maintain the following policies and practices:

•
Emphasis on Total Compensation. The mix of base salary, annual bonus opportunity and long-term incentive award places appropriate balance on both the shorter-term and longer-term aspects of the senior executive's responsibilities and performance, without excessive emphasis on any single element of compensation.

•
Annual Bonus Program. Awards to senior executives are made based on both financial performance measures, which relate to fiscal-year performance, and strategic performance objectives, which may relate to longer-term and qualitative objectives. All pay decisions relating to senior executives are made by the Compensation Committee. In addition, bonus awards are individually determined and are limited to a maximum of 200% of pre-established target levels. We do not guarantee annual bonuses for senior executives, except in special situations such as the initial bonus award after a senior executive's hire if the guarantee is deemed necessary to attract a candidate to join us.

•
“Clawback” Policies. We may, to the extent permitted by applicable law, cancel or require reimbursement of any annual bonus awards received by a senior executive if and to the extent that: (i) the amount of the award was based on the achievement of specified consolidated and/or operating company financial results, and we subsequently restate those financial results; (ii) in the Compensation Committee's judgment, the senior executive engaged in intentional misconduct that contributed to the need for the restatement; and (iii) the senior executive's award would have been lower if the financial results in question had been properly reported. In such a case, we will seek to recover from the senior executive the amount by which the actual annual bonus award paid for the relevant period exceeded the amount that would have been paid based on the restated financial results. The policy provides that we will not seek to recover compensation paid more than three years prior to the date the applicable restatement is disclosed. Also, our 2011 Incentive and Stock Award Plan allows the Company to “claw back” outstanding or already settled equity-based awards.

•
Annual Long-Term Incentive Program. Equity-based awards to senior executives are made annually on a discretionary basis taking into account the executive's past and expected future contributions. In 2011, awards were made in a combination of stock options, restricted stock units and performance stock units in order to align the interests of the senior executives with stockholders and to focus them on increasing our stock price. Performance stock unit awards, which we introduced in 2011, will be earned based on the Company's achievement of a specified financial performance objective as determined by the Compensation Committee over a three-year period, as discussed in “Description of Performance Stock Units” on page 42.

•
Multi-Year Vesting Provisions for Equity-Based Awards. All equity-based awards have multi-year vesting requirements with complete forfeiture of unvested awards upon a voluntary termination of employment by a senior executive (other than by reason of retirement) or termination of employment for cause.

•
“Double-Trigger” Vesting of Equity-Based Awards Upon a Change in Control. A “double-trigger” condition applies to all equity-based awards granted after March 15, 2007. Under this double-trigger provision, a change in control of the Company by itself will not result in the immediate vesting of a senior executive's equity-based award, so long as the award is assumed or replaced on equivalent terms. In that case, vesting continues pursuant to the award's original vesting schedule and only accelerates if the Company terminates the senior executive's employment without “cause” or the senior executive resigns for “good reason” during the 24 months following the change in control.

•
Required Executive Stock Ownership. Senior executives are required to acquire and hold shares of the Company's common stock or stock units from equity-based awards with a value equal to a specified multiple of their base salary, as discussed more fully in “Stock Ownership Guidelines” on page 46.

•
Prohibition Against Speculative Activities or Hedging of Company Stock. The Company prohibits its employees from engaging in speculative or hedging activities (including short sales, purchases or sales of puts or calls and trading on a short-term basis) in the Company's common stock.

•
Cap on Executive Severance Payments. As noted previously, we are not obligated to provide any cash severance to our CEO and we have reduced severance protections for our other senior executives to a uniform level equal to the executive's base salary and three-year average bonus (a 1x multiple). These arrangements are discussed more fully in “Severance Arrangements” on page 45. In addition, we will not enter into a severance agreement with a senior executive that provides for any cash severance payment that exceeds 2.99 times his or her base salary and three-year average annual bonus award without stockholder approval.

In light of the above, and management's analysis of the incentive compensation programs covering the Company's general employee population, we believe our compensation policies and practices do not encourage excessive or inappropriate risk-taking and that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.
Competitiveness of Pay
The Compensation Committee reviews market data periodically with the objective of understanding the market competitiveness of our executive compensation program and each senior executive's total direct compensation and pay mix, taking into account the individual's role, responsibilities and performance. Based on this objective, in 2011, the Compensation Committee reviewed competitive analyses from two perspectives, as summarized below:

•	executive compensation data disclosed in proxy statements filed by individually selected direct competitors of the Company and our operating companies, as appropriate; and

•	executive compensation data from two subsets of S&P 500® companies, representing the financial services and general industry sectors.
We believe competitive analyses from these different perspectives enable us to understand the market for executive talent in a comprehensive manner, recognizing that the Company is diverse on an enterprise-wide basis and competes in different businesses on an operating company basis.
The Compensation Committee uses market-based executive compensation data as a “market check” only. The compensation levels for our senior executives are not set to correspond to a specific level of market competitiveness. The Compensation Committee exercises significant discretion and judgment in determining individual compensation levels based on its overall understanding of the labor market for senior managers, the specific needs of the Company and each of our businesses, and each senior executive's individual circumstances.
Direct Competitors
In 2011, the Compensation Committee reviewed executive compensation data presented in proxy statements filed by individual companies that we consider to be our direct competitors based on select criteria, including primary business lines, company size and talent pool. The Compensation Committee refers to this information to develop an overall understanding of the market competitiveness of our executive compensation program and individual compensation levels for our senior executives who are named executive officers.
Below are the companies that comprised the market reference group of direct competitors for the Company and our operating companies. The market reference group does not include any direct competitors for Oliver Wyman because its primary competitors are privately held companies.

Operating Companies
Marsh & McLennan Companies, Inc.	Marsh Inc.	Guy Carpenter & Company, LLC	Mercer Inc.
Aon Corporation	Aon Risk Services (1)	Aon Benfield (1)	Aon Hewitt (1)
	Arthur J. Gallagher & Co	Willis Re (2)	Towers Watson & Co.
Brown & Brown, Inc.
Willis Group Holdings Limited
(1) A division of Aon Corporation
(2) A division of Willis Group Holdings Limited
Financial Services and General Industry Surveys
The Compensation Committee also reviewed executive compensation data based on two subsets of S&P 500® companies that participated in a 2011 executive compensation survey conducted by Towers Watson & Co., an independent compensation consulting firm. The first subset included financial services companies; the second subset included companies across industries. Both subsets were refined based on company revenue and market capitalization so that the median revenue of each subset equaled the Company's revenue. For more information, please refer to Exhibit B. The operating company CEO comparisons were not limited to subsidiaries or divisions of S&P 500® companies in order to ensure a significant sample size for these particular comparisons.
COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM
The principal components of our executive compensation program are base salary, annual bonus awards and annual long-term incentive compensation. The Compensation Committee believes that each compensation element, and all of these elements combined, are important to maintain a competitive executive compensation program for our senior executives.
The Compensation Committee makes all compensation decisions for senior executives, including the setting of base salaries and the determination of annual bonus and annual long-term incentive awards. In making these decisions, the Compensation Committee also considers the recommendations of our CEO (except in the case of his own compensation).
Base Salary
Base salary is intended to provide a fixed level of compensation that is appropriate given a senior executive's role in the organization, his or her skills and experience, and the competitive market for his or her position.
In general, a senior executive's base salary is adjusted when the Compensation Committee determines that an adjustment is appropriate or necessary to reflect a change in his or her responsibilities, growth in his or her job, changing market conditions or internal equity considerations. The base salaries paid to our named executive officers in 2011 are disclosed in the “Salary” column of the 2011 Summary Compensation Table on page 48.
Mr. Zaffino's base salary was set at $900,000 in April 2011 in connection with management changes, as discussed in “Other Compensation Decisions by the Compensation Committee” on page 44. The Compensation Committee did not adjust the base salaries of our other named executive officers during 2011.
Annual Bonus
Our annual bonus program is intended to link the cash incentive compensation of our senior executives to (i) our financial performance and (ii) the senior executive's achievement of pre-established individual strategic objectives. The Compensation Committee believes that annual bonus awards should be determined primarily based on the achievement of objective, measurable financial results and the quality of how those results are achieved. The Compensation Committee also recognizes that individual executive performance should be measured by factors other than just the short-term financial performance of the Company or our operating companies. This strategic component rewards achievement toward medium- and long-term strategic priorities and is intended to complement our annual long-term incentive compensation program. After the end of the year, each named executive officer's performance was assessed by Mr. Duperreault and the Compensation Committee (and, in the case of Mr. Duperreault, solely by the Compensation Committee).
A senior executive's target annual bonus opportunity is set forth in his or her employment letter and is adjusted when the Compensation Committee determines that an adjustment is appropriate or necessary to reflect a change in his or her responsibilities, growth in his or her job, changing market conditions or internal equity considerations. The target annual bonus opportunities for our named executive officers in 2011 are disclosed in “Bonus Award Determinations” on page 40.
Mr. Zaffino's target bonus opportunity was set at $1,800,000 in April 2011 in connection with management changes, as discussed in “Other Compensation Decisions by the Compensation Committee” on page 44. The Compensation Committee also established the target bonus opportunity for Mr. Moczarski ($1,300,000) based on his senior executive appointment. The Compensation Committee did not adjust the target bonus opportunities for our other named executive officers during 2011.
The Compensation Committee uses the framework discussed below, and exercises significant discretion within this framework, for setting and evaluating the performance of our named executive officers for purposes of the annual bonus program.

Financial Performance Objectives
The Compensation Committee selected the following financial measures for the financial component of our 2011 annual bonus program for our corporate and operating company senior executives:

Senior Executive	Weighting	Measure	Description
Company CEO, Group President & COO and other corporate senior executives	60%	Earnings per share
"Adjusted earnings per share (as measured for purposes of executive compensation)" is earnings per share from continuing operations calculated in accordance with accounting principles generally accepted in the U.S. ("GAAP"), adjusted for the impact of "noteworthy items" as shown in Exhibit A to this proxy statement (adjusted diluted EPS), and adjusted further for the early extinguishment of debt in the third quarter of 2011 and the variation between actual and budgeted results for Marsh & McLennan Risk Capital Holdings, Ltd., the legal entity through which the Company owns interests in private equity funds and other investments.

Operating company chief executive officers	50%	Operating company pre-bonus net operating income
Pre-bonus net operating income calculated in accordance with GAAP, adjusted for the annual bonus pool expense, the impact of currency exchange rate fluctuations, acquisitions and dispositions, and "noteworthy items" identified in Exhibit A to this proxy statement.

	25%	Operating company operating revenue
Operating revenue calculated in accordance with GAAP, adjusted for the impact of currency exchange rate fluctuations, acquisitions and dispositions, and "noteworthy items" identified in Exhibit A to this proxy statement.

These performance measures were selected to align with our 2011 goal to drive revenue and earnings growth across the Company. These performance measures were adjusted for the impact of the items identified in the table above to focus the measures on core operating performance.
For purposes of the annual bonus awards, target levels for the performance measures were approved early in the performance period. For each financial performance measure, the Compensation Committee established a performance target with a payout range of 0% to 200% of target based on actual performance.
Individual Strategic Performance Objectives
The strategic component accounts for 40% of the annual bonus opportunity for our corporate senior executives and 25% of the annual bonus opportunity for our operating company senior executives. In early 2011, the Compensation Committee established several strategic objectives for each named executive officer upon which to evaluate his or her performance based upon his or her business priorities. In addition, the Compensation Committee also considered the named executive officer's risk management, operational excellence and achievement of human capital objectives in setting these objectives. For the strategic performance objectives, the Compensation Committee exercised its discretion to determine the payout within a potential payout range of 0% to 200% of target based on achievement of the objectives that were established for each named executive officer.

Exercise of Discretion
The Compensation Committee exercises significant discretion in making annual bonus determinations for our senior executives. In addition to achievement against objectives (as discussed above), the Compensation Committee may also consider the senior executive's current-year performance and bonus vis-à-vis his or her prior-year performance and bonus, the senior executive's compensation relative to that of his or her peers at direct competitors, and the senior executive's total direct compensation. The application of discretion is intended to help ensure that performance is rewarded appropriately on a year-to-year basis and also on an internal equity basis across senior executives.
Summary of Financial Performance Results

Name	Measure	Target Performance (Growth %)	Measured Performance (Growth %)
Mr. Duperreault	Company earnings per share	11.0%	15.2%
Ms. Wittman
Mr. Glaser
Mr. Zaffino	Marsh pre-bonus net operating income	6.4%	11.4%
	Marsh operating revenue	3.0%	4.1%
Mr. Moczarski	Guy Carpenter pre-bonus net operating income	5.3%	11.7%
	Guy Carpenter operating revenue	4.0%	5.9%

Bonus Award Determinations
The Compensation Committee determined 2011 annual bonus awards consistent with its assessment of performance against financial and strategic objectives, applying discretion as discussed above. The annual bonuses for 2011 and 2010 are shown in the table below. Messrs. Zaffino's and Moczarski's 2010 annual bonuses are not shown because they were not named executive officers for the 2010 fiscal year.

		Actual Bonus
Name	2011 Target Bonus	2010	2011	Change
Mr. Duperreault	$3,000,000	$4,650,000	$4,650,000	0.0%
Ms. Wittman	750,000	1,300,000	1,300,000	0.0%
Mr. Glaser	2,250,000	3,500,000	3,700,000	5.7%
Mr. Zaffino	1,800,000	NA	2,750,000	NA
Mr. Moczarski	1,300,000	NA	2,000,000	NA

Mr. Duperreault's Annual Bonus Award Determination. Mr. Duperreault's 2011 annual bonus award was $4,650,000 (the same as for 2010). In making this bonus determination, the Compensation Committee took into consideration the following factors:

•
The Company's strong 2011 financial performance as measured by 2011 earnings per share results specifically and, more broadly, the Company's revenue growth and increased profitability across both segments;

•	The Company's 19.1% total stockholder return for 2011; and

•
Mr. Duperreault's effective leadership in continuing to strengthen the Company's executive team, optimizing cross-operating company opportunities and leading enterprise-wide risk management initiatives.

In the view of the Compensation Committee, the Company's strong financial performance in 2011 resulted from the successful execution of the strategic direction developed and articulated by Mr. Duperreault.
Ms. Wittman's Annual Bonus Award Determination. Ms. Wittman's 2011 annual bonus award was $1,300,000 (the same as for 2010). In making this bonus determination, the Compensation Committee considered the Company's strong 2011 financial performance and Ms. Wittman's individual performance. Specifically, the Compensation Committee noted her achievements relating to effective capital redeployment, including an expansion of the Company's share repurchase program, support of the Company's acquisition strategy and execution of tender refinancing to reduce leverage and interest costs and to enhance financial flexibility. The Compensation Committee also recognized Ms. Wittman's continued leadership in centralizing and globalizing the finance function for increased efficiency and effectiveness, and risk management initiatives relating to various matters including access to capital.
Mr. Glaser's Annual Bonus Award Determination. Mr. Glaser's 2011 annual bonus award was $3,700,000, increased from his 2010 bonus of $3,500,000 as CEO of Marsh. In making this bonus determination, the Compensation Committee considered his contribution to the Company's strong operating performance upon his transition in 2011 from CEO of Marsh to Group President and Chief Operating Officer of the Company, with management responsibility for all of our operating companies. The Compensation Committee also noted that Mr. Glaser had positioned Marsh for strong growth in operating income despite challenging macroeconomic conditions and that he also successfully transitioned Marsh leadership to Mr. Zaffino. Further, the Compensation Committee recognized Mr. Glaser's effectiveness as interim CEO of Mercer.
Mr. Zaffino's Annual Bonus Award Determination. Mr. Zaffino's 2011 annual bonus award was $2,750,000. In making this bonus determination, the Compensation Committee considered Mr. Zaffino's effective transition to CEO of Marsh. The Compensation Committee recognized Mr. Zaffino's contribution to Marsh's strong performance in 2011, including growth in operating income and strong organic growth. The Compensation Committee also recognized Mr. Zaffino's leadership with respect to Marsh's strategic direction and continued progress on multi-year objectives relating to risk management. The Compensation Committee also noted Mr. Zaffino's successful positioning of Guy Carpenter for continued growth and profitability while he served as CEO of Guy Carpenter in 2011.
Mr. Moczarski's Annual Bonus Award Determination. Mr. Moczarski's 2011 annual bonus award was $2,000,000. In making this bonus determination, the Compensation Committee considered Mr. Moczarski's successful transition from president and CEO of Marsh International to CEO of Guy Carpenter in 2011. The Compensation Committee recognized Mr. Moczarski's contribution to Guy Carpenter's strong revenue growth and improved profitability in 2011. The Compensation Committee recognized Mr. Moczarski's achievements in strengthening Guy Carpenter's capabilities as a foundation for future growth.
Annual Long-Term Incentive Compensation
The annual long-term incentive compensation program is intended to align the financial interests of our senior executives with those of our stockholders and to focus the executives on increasing our stock price.
Components of Annual Long-Term Incentive Compensation
Each year, the Compensation Committee considers the appropriate mix of equity-based awards to support the objectives of our executive compensation program, including alignment with stockholder value creation and support of a strong performance culture.
In 2011, the Compensation Committee decided to modify the mix of long-term incentive awards for our senior executives by introducing performance stock unit awards, as discussed in “Description of Performance Stock Units” below. The Compensation Committee believes the new mix enhances our pay-

for-performance philosophy and provides a better balance between stock options and full value stock awards. The change in the type and weighting of equity-based awards to the senior executives is reflected in the table below, with the percentages reflecting the proportion of the grant date fair value attributable to each award type.

	Proportion of Grant Date Fair Value
Annual Awards	Stock Options	Performance Stock Units	Restricted Stock Units
Awards granted in February 2011 and 2012	50%	25%	25%
Awards granted in February 2010	75%	0%	25%
Description of Performance Stock Units
Performance stock unit awards, which vest in their entirety after three years, provide our senior executives with a strong incentive for achieving specific financial results that support our goal for creating long-term stockholder value. The performance measure is the Company's consolidated adjusted underlying net operating income growth (“core NOI growth”), as defined below, on a three-year compound annualized growth rate basis. Depending on this financial performance, 0% to 200% of the number of performance stock units granted will be delivered in shares of Company common stock.
"Core NOI growth" is the year-over-year change of consolidated net operating income calculated in accordance with GAAP adjusted for "noteworthy items" identified in Exhibit A to this proxy statement (adjusted operating income) and adjusted further for the impact of acquisitions and dispositions and currency exchange rate fluctuations. For a reconciliation of adjusted net operating income to the most directly comparable GAAP financial measures, please see Exhibit A to this proxy statement.
The long-term target for annualized core NOI growth is 10%, which aligns with long-term growth aspirations communicated by our senior executives to analysts and investors on Investor Day in September 2010. In setting the target and determining the payouts at varying levels of performance, the Compensation Committee recognized that 10% annualized core NOI growth is a challenging goal to maintain through all economic cycles. The table below shows maximum, target and threshold performance levels, with corresponding payouts as a percent of target, for performance stock units granted in both 2011 and 2012.

Performance Level *	Annualized Core NOI Growth	Payout (as a % of Target)
Maximum	≥13%	200%
Target	10%	100%
Threshold	4%	40%
Below Threshold	<4%	0%
* Performance levels between threshold and target, and between target and maximum, will be interpolated to determine payout amounts.
For 2011, our one-year core NOI growth was 11.8%, based on core NOI of $1,674.7 million in 2011 versus $1,498.1 million in 2010. As indicated above, the performance measure for the 2011 performance stock unit award is core NOI growth on a three-year compound annualized growth basis. Therefore, payouts relating to the performance stock unit awards granted in 2011 will depend on core NOI growth for the applicable three-year performance period.
Performance stock unit awards include the right to accumulated dividend equivalents equal to the dividends paid on the Company's common stock delivered in respect of a vested performance stock unit. Accumulated dividend equivalents that relate to performance stock units that do not vest or are forfeited will not be paid.

Annual Long-Term Incentive Award Determination
The grant date fair value of the annual equity-based awards granted to our senior executives is determined by the Compensation Committee as part of its annual total compensation decision, after considering the senior executive's performance and assessing his or her expected future contribution to the performance of the Company.
The grant date fair values of the annual long-term incentive awards granted to our named executive officers in February 2012 are shown in the following table (but are not reflected in the 2011 Summary Compensation Table on page 48 because the awards were made after the end of the 2011 fiscal year). The Compensation Committee also decided, in its discretion, to award Mr. Duperreault a special supplemental award with a grant date fair value of $1,750,000 in recognition of his strong multi-year performance and the Compensation Committee's assessment of Mr. Duperreault's expected impact on the Company's performance. Most of this special supplemental award (grant date fair value of $1,500,000) was granted in the form of performance stock units (with the same terms as the performance stock units granted as part of the annual long-term incentive award) in order to further strengthen Mr. Duperreault's connection to the Company's future performance.
The value ultimately realized from these awards is contingent on the named executive officer's continued service (except in the event of his or her termination of employment under certain circumstances) and will depend on the future performance of the Company's common stock. The terms and conditions of the stock options and restricted stock unit awards are described in the narrative following the Grants of Plan-Based Awards in 2011 Table on page 52 and the terms and conditions of the performance stock unit awards are described in “Description of Performance Stock Units” above.

	Grant Date Fair Value of Long-Term Incentive Awards Granted in 2012

	Annual Award			Special Supplemental Award	Total
Name	Stock Options	Performance Stock Units	Restricted Stock Units
Mr. Duperreault	$4,125,000	$2,062,500	$2,062,500	$ 1,750,000 *	$10,000,000
Ms. Wittman	1,500,000	750,000	750,000		3,000,000
Mr. Glaser	2,500,000	1,250,000	1,250,000		5,000,000
Mr. Zaffino	1,500,000	750,000	750,000		3,000,000
Mr. Moczarski	750,000	375,000	375,000		1,500,000
* As discussed above, $1,500,000 was granted in the form of performance stock units; the remaining $250,000 was granted in the form of stock options.
Annual Total Compensation Decisions by the Compensation Committee
The following table summarizes the decisions made by the Compensation Committee in February 2012 and February 2011 with respect to the annual compensation of our named executive officers. Long-term incentive awards granted in and shown for February 2012 are not reflected in the 2011 Summary Compensation Table on page 48, because the awards were made after the end of the 2011 fiscal year. The special supplemental long-term incentive award to Mr. Duperreault in February 2012 and the special restricted stock unit award to Mr. Glaser in April 2011 are not included in the table below because they were not part of the annual compensation decisions. In addition, for Messrs. Zaffino and Moczarski, only February 2012 decisions are shown because they were not named executive officers in 2011.

Name	Decision Date	Base Salary	Annual Bonus Awards	Total Cash Compensation	Annual Long-Term Incentive Awards	Total Direct Compensation

Mr. Duperreault	2/24/2012	$1,000,000	$4,650,000	$5,650,000	$8,250,000	$13,900,000
	2/21/2011	1,000,000	4,650,000	5,650,000	8,250,000	13,900,000
	Change	0.0%	0.0%	0.0%	0.0%	0.0%

Ms. Wittman	2/24/2012	750,000	1,300,000	2,050,000	3,000,000	5,050,000
	2/21/2011	750,000	1,300,000	2,050,000	2,500,000	4,550,000
	Change	0.0%	0.0%	0.0%	20.0%	11.0%

Mr. Glaser	2/24/2012	1,000,000	3,700,000	4,700,000	5,000,000	9,700,000
	2/21/2011	1,000,000	3,500,000	4,500,000	4,000,000	8,500,000
	Change	0.0%	5.7%	4.4%	25.0%	14.1%

Mr. Zaffino	2/24/2012	900,000	2,750,000	3,650,000	3,000,000	6,650,000

Mr. Moczarski	2/24/2012	800,000	2,000,000	2,800,000	1,500,000	4,300,000

Other Compensation Decisions by the Compensation Committee
In April 2011, in connection with their change in positions and the accompanying increased responsibilities (as discussed in “Management Changes” on page 32), Messrs. Glaser, Zaffino and Moczarski each received a special restricted stock unit award with a grant date fair value of $1 million that is scheduled to vest in May 2014, assuming their continued service with the Company until that date. The Compensation Committee also approved an increase in Mr. Zaffino's base salary and incentive opportunities, and the establishment of Mr. Moczarski's incentive opportunities based on his senior executive appointment. The Compensation Committee considered market competitiveness, to the extent that such information was available, and internal equity in making these compensation adjustments. The Compensation Committee did not adjust Mr. Glaser's compensation based on its determination that his then-current compensation was appropriate for his new position. In addition, the Compensation Committee did not adjust Mr. Moczarski's base salary.
Benefits
Retirement and Deferred Compensation Plans
We maintain a defined benefit retirement program in the U.S. consisting of the tax-qualified Marsh & McLennan Companies Retirement Plan and the nonqualified Benefit Equalization Plan and Supplemental Retirement Plan. We also maintain the Supplemental Savings & Investment Plan (“SSIP”), an unfunded nonqualified defined contribution retirement plan that is coordinated with the Company's 401(k) Savings & Investment Plan. We offer these plans, in which all of our senior executives are eligible to participate, to maintain a competitive compensation program. We do not have individually-designed defined benefit arrangements for any named executive officer; however, in light of the uncertainty the Company faced when we recruited Mr. Duperreault to join us, we agreed to provide him the value of his unvested accrued benefits under the U.S. retirement program in the event of his termination of employment under certain circumstances, as discussed in “Employment Arrangements” on page 50. Earnings with respect to all of our nonqualified defined contribution plans are based upon actual market performance, and preferential or above-market earnings are not offered. The features of our U.S. retirement program, including the present value of the accumulated pension benefits for our named executive officers as of the end of 2011, are presented in further detail in “Defined Benefit Retirement Program” on page 56. Additional information about the SSIP, including individual amounts deferred by our named executive officers, Company contributions and earnings during 2011, as well as account balances as of the end of 2011, is presented in “Nonqualified Deferred Compensation” on page 58.

Severance Arrangements
Our CEO, Mr. Duperreault, does not participate in the Senior Executive Severance Pay Plan and is not entitled to any cash severance. Severance payments for our senior executives (other than Mr. Duperreault) are determined under the Company's Senior Executive Severance Pay Plan, which generally provides for a severance payment solely in the event of an involuntary termination of employment without cause (as defined in the plan) in an amount equal to the sum of the senior executive's then-current base salary and average annual bonus over the three prior years, plus an amount equal to a pro rata bonus for the year of termination. While compensation decisions regarding our senior executives affect the potential payouts under these arrangements, the existence of these severance arrangements did not affect the Compensation Committee's decisions with respect to other elements of compensation for our named executive officers in 2011 because these severance arrangements are contingent in nature and may never be triggered. The terms of the Senior Executive Severance Pay Plan are discussed more fully in “Termination of Employment” on page 62. The amount of the estimated payments and benefits payable to our named executive officers, assuming a termination of employment as of the last business day of 2011, is presented in “Potential Payments Upon Termination or Change in Control” on page 59.
Change-in-Control Arrangements
Change-in-control payments and benefits are provided to our senior executives through our equity-based compensation plans and the Senior Executive Severance Pay Plan, as applicable. These arrangements are intended to retain our senior executives and provide continuity of management in the event of an actual or potential change in control of the Company. Consistent with this objective, the terms of all equity-based awards granted after March 15, 2007 contain a “double-trigger” vesting provision, which requires both a change in control of the Company followed by a specified termination of employment for vesting to be accelerated. The Senior Executive Severance Pay Plan also includes a “double-trigger” change-in-control vesting provision rather than providing severance payments solely on the basis of a change in control of the Company.
Our previous equity-based compensation plans contained a reimbursement provision providing that, if any equity-based award that vests as a result of a change in control of the Company is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make a payment to the recipient as necessary to restore such individual to the same after-tax position had such excise tax not been imposed. This reimbursement provision was eliminated under the terms of the stockholder-approved 2011 Incentive and Stock Award Plan. In addition, our senior executives' employment letters and the Senior Executive Severance Pay Plan do not contain such a reimbursement provision.
The amount of the estimated payments and benefits payable to our named executive officers, assuming a change in control of the Company as of the last business day of 2011, is presented in “Potential Payments Upon Termination or Change in Control” on page 59.
Other Benefits
Our senior executives are eligible to participate in our health and welfare benefit programs on the same basis as our other eligible employees. We also provide certain perquisites and other personal benefits to our senior executives. In general, the perquisites or other personal benefits provided to our senior executives include (i) reimbursement for certain income tax return preparation and financial counseling expenses (up to a maximum of approximately $13,000 per year) and (ii) from time to time, the relocation costs associated with hiring newly recruited or promoted senior executives. We maintain fractional interests in corporate aircraft for business travel. The Compensation Committee has agreed that Mr. Duperreault, our CEO, may use these aircraft once per month (on average) to travel to his personal residences (principally to Bermuda). The incremental cost of providing these perquisites and other personal benefits in 2011 to our named executive officers is presented in the footnotes to the “All Other Compensation” column of the 2011 Summary Compensation Table on page 48.

STOCK OWNERSHIP GUIDELINES
We have maintained stock ownership guidelines for our senior executives since January 1, 2007. We believe that these guidelines help align the financial interests of our senior executives with our stockholders by requiring them to acquire and maintain a meaningful ownership interest, in the form of shares or stock units, in the Company's common stock. These guidelines are designed to take into account an individual's needs for portfolio diversification, while maintaining an ownership interest at levels sufficient to assure our stockholders of management's commitment to long-term value creation. Senior executives are expected, over a five-year period, to acquire and hold shares or stock units of the Company's common stock equal to a specified multiple of their base salary (which varies by position). As of February 29, 2012, all of our named executive officers were in compliance with the stock ownership guidelines. The stock ownership guidelines for our named executive officers are as follows:

Named Executive Officer	Ownership Level (as a multiple of base salary)
CEO	6
Other named executive officers	3

Information concerning our stock ownership guidelines is available on the Company's website under: www.mmc.com/about/ownershipGuidelines2006.pdf.

ANTI-HEDGING POLICY
We prohibit our employees, including the senior executives, from engaging in speculative or hedging activities (including short sales, purchases or sales of puts or calls and trading on a short-term basis) in the Company's common stock.
TAX AND ACCOUNTING CONSIDERATIONS
We generally sought to ensure that the incentive compensation paid to our senior executives for 2011 was deductible for federal income tax purposes by paying our annual bonus awards and certain annual long-term incentive awards to our named executive officers pursuant to a stockholder-approved plan in accordance with Section 162(m) of the Internal Revenue Code. Under this plan, an annual incentive award pool was established based on our net operating income for the year. As permitted under the plan, the Compensation Committee could exercise its discretion to reduce (but not increase) the size of the amounts potentially payable to our named executive officers pursuant to the plan's award formula. Notwithstanding the foregoing, we may from time to time approve elements of compensation for certain senior executives that are not fully deductible, and we reserve the right to do so in the future in appropriate circumstances.
We also structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code governing the provision of nonqualified deferred compensation to the Company's service providers.
We account for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), which requires us to recognize compensation expense relating to share-based payments (such as stock options, performance stock units and restricted stock units) in our financial statements. The recognition of this expense has not caused us to limit or otherwise significantly alter the equity-based compensation element of our executive compensation program. This is because we believe equity-based compensation is a necessary component of a competitive executive compensation program and fulfills important program objectives. The Compensation Committee considers the potential impact of FASB ASC Topic 718 on any proposed change to the equity-based compensation element of our program.

ADDITIONAL CONSIDERATIONS
This Compensation Discussion and Analysis includes statements regarding the use of various performance measures and related target levels in the limited context of our executive compensation program. These target levels are not intended to be statements of management's expectations of our future financial results or other guidance. Investors should not apply these target levels in any other context.
Compensation Committee Report
Management has the primary responsibility for the Company's financial statements and reporting processes, including the disclosure of executive compensation. With this in mind, the Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis, as well as the accompanying compensation tables. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company's Annual Report on Form 10-K for the year ended December 31, 2011.
Submitted by the Compensation Committee
of the Company's Board of Directors

H. Edward Hanway (Chair)	Steven A. Mills
Oscar Fanjul	Morton O. Schapiro
Lord Lang of Monkton	R. David Yost
* * *

2011 Summary Compensation Table

The following table contains information relating to 2011 compensation paid to, earned by or awarded to our named executive officers, which include our chief executive officer (Mr. Duperreault), chief financial officer (Ms. Wittman) and the three most highly-compensated executive officers (other than Mr. Duperreault and Ms. Wittman) who were executive officers as of December 31, 2011 (Mr. Glaser, Mr. Zaffino and Mr. Moczarski). In March 2012, Ms. Wittman resigned from the Company in order to accept a senior role at another company.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($) (6)

Brian Duperreault	2011	1,000,000	0	4,125,001	4,125,001	4,650,000	302,563	385,944	14,588,510
President & CEO, Marsh & McLennan Companies, Inc.	2010 2009	1,000,000 1,000,000	0 0	2,000,015 2,000,011	6,000,003 6,026,146	4,650,000 4,500,000	245,096 192,814	388,169 362,068	14,283,283 14,081,039
Vanessa A. Wittman	2011	750,000	0	1,250,051	1,250,005	1,300,000	96,545	7,156	4,653,756
EVP & Chief Financial Officer Marsh & McLennan Companies, Inc.	2010 2009	750,000 750,000	0 0	625,001 500,007	1,875,000 1,506,539	1,300,000 1,100,000	58,892 40,892	938 0	4,609,830 3,897,438
Daniel S. Glaser	2011	1,000,000	0	3,000,083	2,000,006	3,700,000	190,003	40,503	9,930,594
Group President and Chief Operating Officer, Marsh & McLennan Companies, Inc.	2010 2009	1,000,000 1,000,000	0 0	1,000,019 1,000,015	3,000,001 3,013,073	3,500,000 3,500,000	133,702 90,007	41,811 12,139	8,675,533 8,615,234
Peter Zaffino	2011	870,000	0	2,000,054	1,000,006	2,750,000	159,092	33,844	6,812,997
President and Chief Executive Officer, Marsh Inc.
Alexander Moczarski	2011	800,000	0	1,450,048	150,002	2,000,000	479,136	54,903	4,934,088
President and Chief Executive Officer, Guy Carpenter

1.

In April 2011, Mr. Glaser was appointed to the newly-created position of Group President and Chief Operating Officer of the Company. Mr. Glaser had previously been CEO of Marsh, a position he assumed in December 2007. At that time, Mr. Zaffino was named CEO of Marsh, succeeding Mr. Glaser, and Mr. Moczarski was named CEO of Guy Carpenter, succeeding Mr. Zaffino. For Messrs. Zaffino and Moczarski, only compensation for 2011 is shown because they were not named executive officers in 2009 or 2010.

2.

The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the grant date fair value of the awards for the years ended December 31, 2011, December 31, 2010 and December 31, 2009, respectively, computed in accordance with FASB ASC Topic 718. The grant date fair values of the performance stock unit awards granted in 2011 to each of the named executive officers is reported based on performance at target. These amounts are reported in the “Stock Awards” column. As stated in the description of performance stock units following the “Grants of Plan-Based Awards in 2011” table on page 53, the payout based on maximum performance is 200% of target, which if achieved would correspond to the values shown in the table below, holding constant the grant date fair value of the Company's common stock. The assumptions used in calculating the amounts reported for awards granted in 2011 are included in footnote 9 to the Company's audited financial statements for the fiscal year ended December 31, 2011, included in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2012. The assumptions used in calculating the amounts reported for awards granted prior to 2011 are included in the footnote captioned “Stock Benefit Plans” to the Company's audited financial statements for the relevant fiscal year, included in the Company's Annual Reports on Form 10-K filed with the SEC. The amounts in these columns may differ slightly from the corresponding amounts shown in the "Grants of Plan-Based Awards in 2011" table on page 52 due to rounding to the nearest whole dollar as required by the SEC rules. In addition, the amounts in these columns differ slightly from the amounts disclosed in the "Annual Total Compensation Decisions by the Compensation Committee" section (pages 43 to 44) of the "Compensation Discussion and Analysis" due to rounding to the nearest whole share.

Name	Grant Date Fair Value of Performance Stock Unit Awards Granted in 2011 Assuming Target Performance (100%) ($)	Grant Date Fair Value of Performance Stock Unit Awards Granted in 2011 Assuming Maximum Performance (200%) ($)
Mr. Duperreault	2,062,501	4,125,001
Ms. Wittman	625,025	1,250,051
Mr. Glaser	1,000,028	2,000,056
Mr. Zaffino	500,014	1,000,028
Mr. Moczarski	150,007	300,015

3.
The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts received for annual short-term incentive awards, as described in the “Annual Bonus” section (pages 38 to 41) of the “Compensation Discussion and Analysis.” The awards earned in respect of 2011 were determined by the Compensation Committee at its meeting on February 24, 2012 and paid on February 29, 2012.

4.
The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the increase in the present value of the named executive officers' benefits (both vested and unvested) under the tax-qualified Marsh & McLennan Companies Retirement Plan, the Company's Benefit Equalization Plan and the Company's Supplemental Retirement Plan. The assumptions used in calculating the amounts reported are included in footnote 8 to the Company's audited financial statements for the fiscal year ended December 31, 2011, included in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2012. The Company's retirement program is described in further detail in “Defined Benefit Retirement Program” on page 56. No named executive officer received preferential or above-market earnings on deferred compensation in any of the years covered in the table.

5.	The following items are reported in the “All Other Compensation” column for the named executive officers in 2011:

All Other Compensation

Name	Company Contributions to Defined Contribution Plans ($) (a)	Employee Stock Purchase Plan Interest ($) (b)	Financial Planning and Income Tax Preparation ($) (c)	Term Life Insurance ($) (d)	Personal Use of Corporate Aircraft ($) (e)	Tax Reim-bursement ($) (f)	Relocation ($) (g)	Auto Allowance ($) (h)	Total ($)
Brian Duperreault	30,000	0	0	20,737	335,207	0	0	0	385,944
Vanessa A. Wittman	7,156	0	0	0	0	0	0	0	7,156
Daniel S. Glaser	30,000	88	10,415	0	0	0	0	0	40,503
Peter Zaffino	26,100	0	2,944	0	0	0	0	4,800	33,844
Alexander Moczarski	24,000	0	0	0	0	3,403	27,500	0	54,903
___________

(a)

These amounts include the Company's matching contributions under the Company's 401(k) Savings & Investment Plan and Supplemental Savings and Investment Plan (SSIP) attributable to 2011. The Company's 401(k) Savings & Investment Plan is a tax-qualified defined contribution plan. The SSIP is a nonqualified defined contribution plan and is described in further detail in the “Nonqualified Deferred Compensation” section (page 58).

(b)	These amounts represent interest credited on the named executive officers' accounts within the Company's tax-qualified employee stock purchase plan.

(c)

These amounts represent the cost to the Company of offering personal financial planning and tax preparation services. The imputed income attributable to these services is taxable income to the named executive officer. The taxes associated with this income are not reimbursed or paid by the Company.

(d)

Mr. Duperreault is provided with term life insurance with a face amount of $5 million, as described in the "Employment Arrangements" section on page 50. Mr. Duperreault is provided with $1 million of coverage through a Company-paid group-term life insurance plan. The amount shown in the table represents the cost to the Company of providing term life insurance with a face amount of $4 million. The imputed income attributable to this item is taxable income to Mr. Duperreault. The taxes associated with this taxable income are not reimbursed or paid by the Company.

(e)

This amount represents the incremental cost to the Company of Mr. Duperreault's personal use of corporate aircraft in which the Company owns a fractional share. The incremental cost has been calculated by adding the incremental variable costs associated with personal flights on each of the aircraft (including hourly charges, taxes, passenger fees, international fees, catering and incidental ground transportation). The imputed income attributable to his personal use of corporate aircraft is taxable income to Mr. Duperreault. The taxes associated with this taxable income are not reimbursed or paid by the Company.

(f)	This amount represents reimbursement by the Company for income and employment taxes with respect to expenses in connection with Mr. Moczarski's relocation from London to New York City.

(g)	This amount represents a relocation allowance and temporary living expenses in connection with Mr. Moczarski's relocation from London to New York City.

(h)

This amount represents payments in connection with a legacy automobile allowance that was part of Mr. Zaffino's compensation in his prior role. The taxes associated with this taxable income are not reimbursed or paid by the Company.

6.	Total amounts reflected in this column may not equal the sum of amounts reflected in the preceding columns due to rounding to the nearest whole dollar as required by the SEC rules.

Employment Arrangements
The Company completed the transition from the use of formal employment agreements to basic employment letters for our senior executives in 2010. We expect that the terms of employment for newly hired or promoted senior executives will be reflected in a basic employment letter.
Employment Letters
The Company has employment letters with all of the named executive officers that generally follow a common template and include the following principal terms:

•
Base salary, target annual bonus opportunity, and target annual long-term incentive opportunity, and applicable ranges. Actual annual bonus payments and annual long-term incentive awards are based on factors described in the “Annual Bonus” section (pages 38 to 41) and “Annual Long-Term Incentive Compensation” section (page 41) of the “Compensation Discussion and Analysis”;

•
Except for Mr. Duperreault, who is not entitled to any cash severance, participation in the Company's Senior Executive Severance Pay Plan, as described in the “Severance Arrangements” section (page 45) of the “Compensation Discussion and Analysis” and the "Potential Payments Upon Termination or Change in Control" section (page 59); and

•	Nonsolicitation and confidentiality covenants for the benefit of the Company.
Mr. Duperreault's Employment Arrangements
In September 2009, the Company and Mr. Duperreault entered into an agreement to extend his period of employment and transition him to an agreement that is similar, in form and purpose, to the basic employment letter used for other senior executives. Mr. Duperreault's September 2009 employment letter became fully effective after his then-current employment agreement expired on January 29, 2011. The material terms of Mr. Duperreault's employment letter and his expired employment agreement are described below.
The term of Mr. Duperreault's September 2009 employment letter ends on January 29, 2014. Mr. Duperreault's employment letter retains then-current terms of his compensation and benefits (including the absence of any cash severance) and incorporates provisions that are intended to facilitate a successful transition to his successor. In particular, the employment letter provides that, if specified conditions are satisfied, including that the Compensation Committee determines that Mr. Duperreault satisfactorily participated in the identification and/or development of his successor, then, in the event of Mr. Duperreault's termination of employment prior to age 65 (in May 2012), he would be deemed to have reached normal retirement age for purposes of the vesting and post-retirement exercisability provisions of his equity-based awards (other than those equity-based awards granted to him in connection with his joining the Company). In addition, pursuant to the terms of Mr. Duperreault's 2009 employment letter, if these conditions are met, any unvested portion of the stock options that Mr. Duperreault received when he initially joined the Company will vest and become exercisable until the earlier of the fifth anniversary of the date of his termination and the expiration date of the stock options. He would also receive the value of his accrued benefits under the U.S. retirement program if they are not otherwise vested at that time. In addition, the provisions of his January 2008 employment agreement will continue to apply to equity-based awards granted during the term of that agreement.
Mr. Duperreault's January 2008 employment agreement was entered into when he first joined the Company and expired according to its terms on January 29, 2011. Mr. Duperreault's employment agreement generally followed a common template used at that time for our executive officers. However, Mr. Duperreault's employment agreement did not provide for any cash severance payment in connection with any termination of employment, although the equity-based awards granted at the commencement of his employment and during the term of his employment agreement would vest in the event that his employment was terminated “without cause” or for “good reason.”
In addition, Mr. Duperreault's employment agreement provided, and his employment letter continues to provide, for term life insurance with a face amount of $5 million and eligibility for the Company's retiree medical program without regard to any generally applicable age or service requirements.

Grants of Plan-Based Awards in 2011

The following table contains information on the grants of plan-based awards made to the named executive officers in 2011. Amounts shown under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to the target annual cash bonus opportunities in respect of 2011. The terms and conditions of these awards are described in the “Annual Bonus” section (pages 38 to 41) of the “Compensation Discussion and Analysis.” The remaining columns relate to plan-based equity-based awards granted in 2011 under the 2000 Senior Executive Incentive and Stock Award Plan. The equity-based awards generally consist of performance stock units, restricted stock units and stock options with respect to shares of the Company's common stock. The terms and conditions of these awards are described in the narrative following this table.

GRANTS OF PLAN-BASED AWARDS IN 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh) (6)	Closing Stock Price on Date of Grant ($/Sh) (6)	Grant Date Fair Market Value of Stock and Option Awards ($) (7)
(a)	(b) (1)	(c)	(d) (2)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian Duperreault		0	3,000,000	6,000,000
	2/21/2011				0	67,413	134,826					2,062,501
	2/21/2011							67,413				2,062,501
	2/21/2011								618,441	30.595	30.780	4,125,001
Vanessa A. Wittman		0	750,000	1,500,000
	2/21/2011				0	20,429	40,858					625,025
	2/21/2011							20,429				625,025
	2/21/2011								187,407	30.595	30.780	1,250,005
Daniel S. Glaser		0	2,250,000	4,500,000
	2/21/2011				0	32,686	65,372					1,000,028
	2/21/2011							32,686				1,000,028
	2/21/2011								299,851	30.595	30.780	2,000,006
	4/20/2011							34,597				1,000,026
Peter Zaffino		0	1,800,000	3,600,000
	2/21/2011				0	16,343	32,686					500,014
	2/21/2011							16,343				500,014
	2/21/2011								149,926	30.595	30.780	1,000,006
	4/20/2011							34,597				1,000,026
Alexander Moczarski		0	1,300,000	2,600,000
	2/21/2011				0	4,903	9,806					150,007
	2/21/2011							9,806				300,015
	2/21/2011								22,489	30.595	30.780	150,002
	4/20/2011							34,597				1,000,026
__________

1.
The February 2011 grants of equity-based awards reported in this table were approved by the Compensation Committee at its meeting on February 21, 2011 and granted on the same date. The April 2011 special restricted stock unit awards granted to Messrs. Glaser, Zaffino and Moczarski were approved by the Compensation Committee at its meeting on April 20, 2011 and were granted on the same date.

2.
The target annual cash bonus opportunities reported in column (d), as a percentage of each named executive officer's base salary as of December 31, 2011, were: 300% for Mr. Duperreault; 100% for Ms. Wittman; 225% for Mr. Glaser; 200% for Mr. Zaffino; and 163% for Mr. Moczarski. The actual cash bonuses earned are disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table.

3.
The amounts reported in columns (f), (g) and (h) reflect performance stock unit awards granted on February 21, 2011. The terms and conditions of these awards are described in further detail in the narrative following this table.

4.
The amounts reported in column (i) reflect the restricted stock unit awards granted on February 21, 2011 and the special restricted stock unit awards granted on April 20, 2011. The terms and conditions of these awards are described in further detail in the narrative following this table.

5.
The amounts reported in column (j) reflect nonqualified stock options granted on February 21, 2011. The terms and conditions of these awards are described in further detail in the narrative following this table.

6.
The stock options granted on February 21, 2011 have an exercise price of $30.595 per share, equal to the average of the high and low trading prices of shares of the Company common stock on February 18, 2011, the trading date immediately preceding the date of grant. The closing market price of the Company's common stock on the date of grant was $30.78 per share, which was higher than the exercise price.

7.	The grant date fair value reported for performance stock unit awards is based on payment at target.
Stock Options
Stock options represent the right to purchase a specified number of shares of the Company's common stock at a specified exercise price for a specified period of time. Stock options are scheduled to vest in four equal annual installments beginning on the first anniversary of the grant date, with earlier vesting and shortened exercisability in the event of death and specified terminations of employment. The options granted to the named executive officers on February 21, 2011 are scheduled to vest on February 21 of 2012, 2013, 2014 and 2015 and will expire no later than February 20, 2021. The stock options have an exercise price equal to the average of the high and low trading prices of shares of the Company's common stock on the trading day immediately preceding the grant date.
Restricted Stock Units
A restricted stock unit represents a promise to deliver a share of the Company's common stock as soon as practicable after vesting. Annual awards of restricted stock units are scheduled to vest in three equal annual installments beginning on the 15th of the month in which the first anniversary of the grant date occurs, with earlier vesting in the event of death and specified terminations of employment. The units granted to the named executive officers on February 21, 2011 are scheduled to vest on February 15 of 2012, 2013 and 2014. The special restricted stock unit awards granted to Messrs. Glaser, Moczarski and Zaffino on April 20, 2011 are scheduled to vest in full on May 15, 2014. Restricted stock units include the right to payment of dividend equivalents for each share of common stock that is paid in respect of a vested restricted stock unit. Holders of restricted stock units have no voting rights.
Performance Stock Units
Performance stock units represent a promise to deliver, as soon as practicable after the end of the performance period, a number of shares of the Company's common stock ranging from 0% to 200% of the initial number of units granted, depending on the Company's achievement of a three-year financial performance objective determined by the Compensation Committee. The performance measure is the Company's consolidated adjusted underlying net operating income growth (”core NOI growth”) on a three-year compound annualized growth rate basis. The targeted core NOI growth rate is 10%, which supports our strategy for creating long-term stockholder value. The units granted to the named executive officers on February 21, 2011 are scheduled to vest on February 21, 2014, subject to achievement of the performance measure, with earlier vesting in the event of death and specified terminations of employment. Performance stock units include the right to payment of dividend equivalents for each share of common stock that is paid in respect of a vested performance stock unit. Dividend equivalents that relate to performance stock units that do not vest or are forfeited also will be forfeited. Holders of performance stock units have no voting rights.

The treatment of these awards upon termination of employment or a change in control is described in further detail in the "Potential Payments Upon Termination or Change in Control" on page 59.

2011 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning equity-based awards held by the named executive officers as of December 31, 2011. All outstanding equity awards are with respect to shares of the Company's common stock.
2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards						Stock Awards
Name		Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested ($) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Brian Duperreault	(6)	1/29/2008	0	0	400,000	27.275	1/28/2018
	(6)	1/29/2008	0	0	400,000	27.275	1/28/2018
	(6)	1/29/2008	400,000	0	0	27.275	1/28/2018
		2/26/2008	198,864	0	66,288	26.070	2/25/2018
		2/23/2009	253,595	653,595	0	19.045	2/22/2019
								2/23/2009	35,005	1,106,858
		2/22/2010	309,278	927,836	0	22.705	2/21/2020
								2/22/2010	58,725	1,856,885
		2/21/2011	0	618,441	0	30.595	2/20/2021
								2/21/2011	67,413	2,131,599
								2/21/2011			67,413	2,131,599
Vanessa A. Wittman		9/10/2008	0	0	56,883	32.695	9/9/2018
		2/23/2009	13,399	163,399	0	19.045	2/22/2019
								2/23/2009	8,752	276,738
		2/22/2010	96,649	289,949	0	22.705	2/21/2020
								2/22/2010	18,352	580,290
		2/21/2011	0	187,407	0	30.595	2/20/2021
								2/21/2011	20,429	645,965
								2/21/2011			20,429	645,965
Daniel S. Glaser		12/10/2007	100,000	0	0	25.815	12/9/2017
		2/23/2009	326,798	326,797	0	19.045	2/22/2019
								2/23/2009	17,502	553,413
		2/22/2010	154,639	463,918	0	22.705	2/21/2020
								2/22/2010	29,363	928,458
		2/21/2011	0	299,851	0	30.595	2/20/2021
								2/21/2011	32,686	1,033,531
								2/21/2011			32,686	1,033,531
								4/20/2011	34,597	1,093,957
Peter Zaffino		3/16/2005	0	0	12,000	30.505	3/15/2015
	(7)	7/1/2005	6,000	0	0	27.860	3/19/2013
	(7)	7/1/2005	5,205	0	0	27.860	3/16/2014
		3/15/2006	0	0	4,690	30.215	3/14/2016
		2/12/2007	0	0	6,251	29.600	2/11/2017
								2/26/2008	28,769	909,676
		2/23/2009	98,040	98,039	0	19.045	2/22/2019
								2/23/2009	5,251	166,037
		2/22/2010	77,319	231,960	0	22.705	2/21/2020
								2/22/2010	14,682	464,245
		2/21/2011	0	149,926	0	30.595	2/20/2021
								2/21/2011	16,343	516,766
								2/21/2011			16,343	516,766
								4/20/2011	34,597	1,093,957
Alexander Moczarski		3/16/2005	0	0	50,000	30.505	3/15/2015
	(7)	7/1/2005	3,612	0	0	27.860	3/20/2012
	(7)	7/1/2005	7,500	0	0	27.860	3/19/2013
	(7)	7/1/2005	9,524	0	0	27.860	3/16/2014
		3/15/2006	0	0	19,050	30.215	3/14/2016
		2/12/2007	0	0	5,963	29.600	2/11/2017
								2/23/2009	10,501	332,042
		2/22/2010	15,464	46,392	0	22.705	2/21/2020
								2/22/2010	8,809	278,541
		2/21/2011	0	22,489	0	30.595	2/20/2021
								2/21/2011	9,806	310,066
								2/21/2011			4,903	155,033
								4/20/2011	34,597	1,093,957

1.
Represents vested and unvested, non-performance contingent stock options and performance-contingent stock options that have met the applicable performance criteria. The unvested options ratably vest and become exercisable in 25% increments on the first four anniversaries of the grant date.

2.
Represents vested and unvested, performance-contingent stock options. Performance-contingent stock options, other than those granted to Mr. Duperreault in 2008 and discussed in footnote 6 below, are exercisable following vesting only to the extent that the closing price of the Company's common stock equals or exceeds 115% of the exercise price for ten consecutive trading days after the option has vested.

3.	The table below provides the vesting schedule of the restricted stock units that were not vested as of December 31, 2011.

Grant Date	Name of Executive	Vesting Schedule
2/26/2008	Peter Zaffino	100% vesting on February 26, 2012
2/23/2009	All	100% vesting on February 15, 2012
2/22/2010	All	50% vesting on each February 15, 2012 and 2013
2/21/2011	All	33 1/3 % vesting on each February 15, 2012, 2013 and 2014
4/20/2011	Daniel S. Glaser Alexander Moczarski Peter Zaffino	100% vesting on May 15, 2014

4.	Based on the closing price per share of the Company's common stock on December 30, 2011 ($31.62), the last trading day of 2011.

5.
Represents the number of shares underlying performance stock units, based on the achievement of target performance. The performance stock units will vest on February 21, 2014. See the narrative following the “Grants of Plan-Based Awards in 2011” table above with respect to the 2011 performance stock grants made to the named executive officers.

6.
Stock options granted to Mr. Duperreault on January 29, 2008 represent three distinct tranches. The first tranche, representing 400,000 service-based stock options, vested equally on the first and second anniversaries of the award. The second tranche, representing 400,000 performance-contingent stock options, will vest and become exercisable if and when the closing price of the Company's common stock exceeds 120% of the stock option exercise price (or $32.73 per share) for 15 consecutive trading days. The third tranche, representing 400,000 performance-contingent stock options, will vest and become exercisable if and when the closing price of the Company's common stock per share exceeds 140% of the stock option exercise price (or $38.185 per share) for 15 consecutive trading days.

7.
Represents vested stock options that were granted in connection with the Company's stock option exchange offer that was approved by stockholders at the Company's 2005 annual meeting. Under the exchange offer, eligible employees could exchange certain deeply underwater options for new options with a grant date fair value equal to 90% of the Black-Scholes value of the tendered options. The exercise price of the new options ($27.86 per share) was set at the grant date fair value of the Company's common stock on the grant date of the new option.

2011 Option Exercises and Stock Vested

The following table sets forth certain information concerning (i) stock options exercised by the named executive officers in 2011 and (ii) restricted stock unit awards held by the named executive officers that vested in 2011.
2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Brian Duperreault	400,000	4,607,991	431,494	12,340,436
Vanessa A. Wittman	150,000	1,605,750	33,219	955,573
Daniel S. Glaser	0	0	32,184	927,060
Peter Zaffino	3,031	9,399	41,360	1,227,911
Alexander Moczarski	3,704	10,038	29,120	831,919
1.Based on the difference between the market price of the underlying shares at exercise and exercise price of the options.

2.	Based on the average of the high and low trading prices of a share of the Company’s common stock on the trading date immediately preceding the award vesting date.

Defined Benefit Retirement Program

The Company maintains a defined benefit retirement program in the United States consisting of the tax-qualified Marsh & McLennan Companies Retirement Plan and the nonqualified Benefit Equalization Plan and Supplemental Retirement Plan. The Benefit Equalization Plan is a restoration plan that provides those participants subject to certain Internal Revenue Code limitations with retirement benefits on a comparable basis to those provided to employees who are not subject to such limitations. The Supplemental Retirement Plan provides for an enhanced benefit for a select group of highly compensated employees. All of the named executive officers participate in the United States defined benefit retirement program.
For participants who are eligible for all three plans, annual benefits payable at age 65 in the form of a straight-life annuity are determined generally by the following formula:

•	2.0% of eligible salary for each of the first 25 years of eligible benefit service; plus

•	1.6% of eligible salary for each of the next five years of eligible benefit service; plus

•	1.0% of eligible salary for each year of eligible benefit service over 30 years.

The above sum is reduced by an amount representing a portion of the participant's estimated Social Security benefit.
The U.S. Retirement Program includes a provision which recognizes service with the Company outside the United States for transfers prior to August 1, 2006, subject to an offset for any benefit accrued under another Company-sponsored retirement plan. Of the named executive officers, only Mr. Moczarski is eligible under this provision and receives credit for 8.1 years of service in Chile and 1.3 years of service in the United Kingdom. Under the retirement program, participants who have attained five years of vesting service and are at least age 55 are eligible for early retirement benefits. Of the named executive officers, only Mr. Moczarski is eligible for early retirement benefits.
Benefits under the retirement program vest upon the earliest of (i) a participant's attainment of five years of service, (ii) attainment of age 65, or (iii) a change in control of the Company. None of the named executive officers has been credited with any benefit accrual service for purposes of the retirement program other than based on the executive's actual period(s) of service with the Company.
The present value of the accumulated pension benefits of the named executive officers who participate in these plans as of the end of 2011, as well as other information about each of our defined benefit pension plans, is reported in the table below. Assumptions used in the calculation of these amounts, other than retirement age, which has been assumed for purposes of this table to be 65 years, are included in footnote 8 to the Company's audited financial statements for the fiscal year ended December 31, 2011, included in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2012. Benefits under the tax-qualified Marsh & McLennan Companies Retirement Plan are generally paid as a monthly annuity for the life of the retiree and his or her designated survivor, if the participant has elected to be paid on a joint and survivor basis. Benefits earned and vested under the nonqualified plans prior to 2005 may be payable as a lump sum as well. The lump-sum option is only available to Mr. Moczarski because none of the other named executive officers have nonqualified plan benefits that were earned and vested as of December 31, 2004. The Company's policy for funding its obligation under the tax-qualified plan is to contribute amounts at least sufficient to meet the funding requirements set forth in applicable law. The Company is not required to, and does not, fund any of its obligations to the named executive officers under any of its nonqualified defined benefit retirement plans.

PENSION BENEFITS TABLE FOR 2011

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Brian Duperreault	Qualified Retirement Plan	4.0	167,075	0
	Benefit Equalization Plan	4.0	548,644	0
	Supplemental Retirement Plan	4.0	164,809	0
	Total		880,528	0
Vanessa A. Wittman	Qualified Retirement Plan	3.3	52,026	0
	Benefit Equalization Plan	3.3	120,855	0
	Supplemental Retirement Plan	3.3	35,091	0
	Total		207,973	0
Daniel S. Glaser	Qualified Retirement Plan	14.0	141,476	0
	Benefit Equalization Plan	14.0	288,692	0
	Supplemental Retirement Plan	14.0	89,175	0
	Total		519,344	0
Peter Zaffino	Qualified Retirement Plan	10.3	141,826	0
	Benefit Equalization Plan	10.3	226,250	0
	Supplemental Retirement Plan	10.3	76,658	0
	Total		444,733	0
Alexander Moczarski (3)	Qualified Retirement Plan	18.4	492,141	0
	Benefit Equalization Plan	18.4	1,175,510	0
	Supplemental Retirement Plan	18.4	262,902	0
	Total		1,930,553	0
________________________

1.
Represents years of benefit accrual service as of December 31, 2011. Mr. Glaser's 14.0 years of service includes 9.9 years of service for his prior period of service with Marsh from July 1982 through May 1992. Mr. Moczarski's 18.4 years of service includes 8.1 years of service in Chile and 1.3 years of service in the United Kingdom.

2.
Assumptions used in the calculation of these amounts, other than retirement age, which has been assumed for purposes of this table to be 65 years, are included in footnote 8 to the Company's audited financial statements for the fiscal year ended December 31, 2011, included in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2012. The U.S. Retirement Program provides a survivor benefit, in the form of a monthly annuity, to a qualifying spouse, same-sex spouse or domestic partner upon the death of a participant. The present value of this survivor benefit in the event of death on December 31, 2011 was $685,678 for Mr. Glaser, $210,920 for Mr. Zaffino and $1,994,264 for Mr. Moczarski. The survivor benefit was not applicable to Mr. Duperreault or Ms. Wittman since they did not have a vested accrued benefit under the U.S. Retirement Program as of December 31, 2011.

3.
Mr. Moczarski is eligible for early retirement benefits. If he had retired from the Company effective December 31, 2011, the present value of his accumulated pension benefits would have been $2,527,103. This value reflects an early retirement subsidy that applies to benefits earned prior to 2006.

Nonqualified Deferred Compensation

The Company maintains the Supplemental Savings and Investment Plan (the “SSIP”), a nonqualified deferred compensation plan that coordinates with the Company's 401(k) Savings & Investment Plan to give eligible participants the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under the tax-qualified plan. Under the SSIP, selected participants who have reached any one of the limitations set forth in the Internal Revenue Code under the Company's 401(k) Savings & Investment Plan may, at their election, defer up to 30% of their base salary and notionally invest this amount in any or all of the plan's notional investment alternatives. These alternatives consist of a variety of mutual funds and units of the Company's common stock. Participants in the SSIP may change their investment elections at any time, both as to future deferrals and existing balances; however, once a participant notionally invests an amount in units of the Company's common stock, that amount cannot be reallocated to any other notional investment. After a participant completes one year of service with the Company, the Company provides matching credits at the same rate as the Company's 401(k) Savings & Investment Plan. The Company's named executive officers are eligible to participate in the SSIP. Ms. Wittman did not participate in the SSIP in 2011.
NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2011

Name	Plan Name	12/31/10 Closing Balance ($)	Executive Contributions in 2011 ($)	Registrant Contributions in 2011 ($) (1)	Aggregate Earnings in 2011 ($) (2)	Aggregate Withdrawals/ Distributions in 2011 ($)	Aggregate Balance at 12/31/11 ($)
Duperreault	SSIP	150,329	45,300	22,650	5,784	0	224,063
Wittman	None	0	0	0	0	0	0
Glaser	SSIP	74,551	45,333	22,650	(2,694)	0	139,841
Zaffino	SSIP	50,517	38,057	19,017	1,402	0	108,993
Moczarski	SSIP	0	33,333	16,650	506	0	50,490

1.	Amounts reported in this column are also reported in the “All Other Compensation” column in the 2011 Summary Compensation Table on page 48.

2.
Aggregate earnings are based upon the performance of a variety of mutual funds and shares of the Company's common stock. Because these earnings are based upon actual market performance, they are not considered above-market or preferential for purposes of the SEC rules. Therefore, none of the amounts reported in this column are reportable in the 2011 Summary Compensation Table on page 48.

Potential Payments Upon Termination or Change in Control
The following table sets forth the estimated payments and benefits to be provided to the named executive officers in the event of the specified terminations of employment and in connection with a change in control of the Company. In accordance with SEC rules, this table assumes that the relevant triggering event occurred on December 30, 2011, the last business day of the last completed fiscal year, and that the market price of the Company's common stock was the closing stock price as of December 30, 2011 ($31.62 per share), the last trading day of 2011.
Except for Mr. Duperreault, the employment letter for each named executive officer provides that the named executive officer will participate in the Company's Senior Executive Severance Pay Plan. In general, the Senior Executive Severance Pay Plan provides for cash severance solely in the event of an involuntary termination of employment without “cause” (as described below) or, within the two-year period following a change in control of the Company, either by the successor entity without cause or by the participant for a termination of employment for “good reason” (as described below). In addition, each such named executive officer is entitled to specified benefits upon death or “disability” (as described below).
Cash severance under the Senior Executive Severance Pay Plan is equal to the sum of:

•	one times annual base salary;

•	one times the average of the annual bonuses paid to the participant for each of the three prior calendar years; and

•	a pro rata bonus for the year of termination.
The Senior Executive Severance Pay Plan also provides 12 months of outplacement services and continued medical and dental coverage for 12 months at active employee rates. Severance payments and benefits are conditioned on the participant's having properly and timely executed and delivered to us a valid, irrevocable, confidential waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to the Company. The cash severance amounts included in the following table reflect the employment arrangements in effect on December 30, 2011.
Mr. Duperreault's employment arrangements did not then and do not currently provide for cash severance or 12 months of outplacement services.
The terms and conditions of equity-based awards provide for vesting in the event of death and specified terminations of employment. The provisions applicable to Mr. Duperreault's equity-based awards in the event of specified terminations of employment are described in the “Employment Arrangements” section (page 50). In addition, the provisions of Mr. Glaser's expired employment agreement, dated as of December 10, 2007, apply to equity-based awards granted during the term of that agreement, including vesting in the event that his employment is terminated “without cause” or for “good reason,” whether before or after a change in control of the Company.
As described in the "Employment Arrangements" section on page 50, Mr. Duperreault is provided with term life insurance with a face amount of $5 million. Of this amount, $1 million of coverage is provided through a Company-paid group-term life insurance plan. The cost to the Company of providing $4 million of additional coverage is included in the "All Other Compensation" column of the 2011 Summary Compensation Table on page 48.

Name	Termination Reason	Total Cash Payment ($) (1)	Unvested Stock Awards ($) (2)	Unvested Option Awards ($) (2)	Accumulated Dividend Equivalents on Outstanding Stock Units ($)	Welfare and Retirement Benefits ($) (3) (4)	Total ($) (5)

Brian Duperreault	Involuntary termination without cause	0	4,180,733	20,334,513	190,804	31,258	24,737,309
	Termination for good reason	0	2,963,743	20,334,513	165,787	0	23,464,043
	Involuntary termination without cause or termination for good reason upon change in control	0	7,226,941	20,968,415	253,424	31,258	28,480,038
	Death or Disability	0	7,226,941	20,968,415	253,424	0	28,448,780
Vanessa A. Wittman	Involuntary termination without cause	2,983,333	859,874	0	36,504	21,829	3,901,541
	Involuntary termination without cause or termination for good reason upon change in control	2,433,333	2,148,958	4,831,730	73,402	21,829	9,509,253
	Death or Disability	0	2,148,958	4,831,730	73,402	2,708	7,056,798
Daniel S. Glaser	Involuntary termination without cause	8,033,333	2,319,833	8,245,301	98,472	18,822	18,715,762
	Termination for good reason	0	1,481,871	8,245,301	82,893	0	9,810,066
	Involuntary termination without cause or termination for good reason upon change in control	6,583,333	4,642,891	8,552,649	140,608	18,822	19,938,302
	Death or Disability	2,250,000	4,642,891	8,552,649	140,608	0	15,586,147
Peter Zaffino	Involuntary termination without cause	5,183,333	1,761,202	0	29,195	27,985	7,001,716
	Involuntary termination without cause or termination for good reason upon change in control	4,233,333	3,667,446	3,454,438	69,971	27,985	11,453,173
	Death or Disability	1,800,000	3,667,446	3,454,438	69,971	0	8,991,855
Alexander Moczarski	Involuntary termination without cause	4,466,667	789,899	436,636	32,512	7,700	5,733,413
	Involuntary termination without cause or termination for good reason upon change in control	3,766,667	2,169,638	436,636	61,570	7,700	6,442,211
	Early Retirement	0	789,899	436,636	32,512	0	1,259,047
	Death or Disability	1,300,000	2,169,638	436,636	61,570	0	3,967,844

1.
The following table sets forth the calculation of amounts shown in the “Total Cash Payment” column of the table above. For purposes of this calculation, because this table assumes that termination of employment occurs at year-end, the amount shown in the “Pro Rata Bonus” column of the table below is equal to the individual's actual bonus for the entire year.

Name	Termination Reason	Base Salary ($)	Average or Target Bonus ($)	Total ($)	Severance Multiplier	Total Severance ($) (a)	Pro Rata Bonus (a) (b)	Total Cash Payment ($)

Brian Duperreault	Involuntary termination without cause	N/A	N/A	N/A	0	0	0	0
	Termination for good reason	N/A	N/A	N/A	0	0	0	0
	Involuntary termination without cause or termination for good reason upon change in control	N/A	N/A	N/A	0	0	0	0
	Death or Disability	N/A	N/A	N/A	0	0	0	0
Vanessa A. Wittman	Involuntary termination without cause	750,000	933,333	1,683,333	1	1,683,333	1,300,000	2,983,333
	Involuntary termination without cause or termination for good reason upon change in control	750,000	933,333	1,683,333	1	1,683,333	750,000	2,433,333
	Death or Disability	N/A	N/A	N/A	0	0	0	0
Daniel S. Glaser	Involuntary termination without cause	1,000,000	3,333,333	4,333,333	1	4,333,333	3,700,000	8,033,333
	Termination for good reason	N/A	N/A	N/A	0	0	0	0
	Involuntary termination without cause or termination for good reason upon change in control	1,000,000	3,333,333	4,333,333	1	4,333,333	2,250,000	6,583,333
	Death or Disability	N/A	N/A	N/A	0	0	2,250,000	2,250,000
Peter Zaffino	Involuntary termination without cause	900,000	1,533,333	2,433,333	1	2,433,333	2,750,000	5,183,333
	Involuntary termination without cause or termination for good reason upon change in control	900,000	1,533,333	2,433,333	1	2,433,333	1,800,000	4,233,333
	Death or Disability	N/A	N/A	N/A	0	0	1,800,000	1,800,000
Alexander Moczarski	Involuntary termination without cause	800,000	1,666,667	2,466,667	1	2,466,667	2,000,000	4,466,667
	Involuntary termination without cause or termination for good reason upon change in control	800,000	1,666,667	2,466,667	1	2,466,667	1,300,000	3,766,667
	Early Retirement	N/A	N/A	N/A	0	0	0	0
	Death or Disability	N/A	N/A	N/A	0	0	1,300,000	1,300,000

(a)
Reflects amounts payable by the Company in the form of a lump-sum as soon as practicable following termination of employment, subject to the individual's execution of a general release of claims for the benefit of the Company and further subject to any required delay in payment under Section 409A of the Internal Revenue Code.

(b)
“Pro Rata Bonus” amounts, if any, are payable by the Company at the same time as annual bonuses for the applicable year are paid to the Company's senior executives generally, subject to the individual's execution of a general release of claims for the benefit of the Company and further subject to any required delay in payment under Section 409A of the Internal Revenue Code.

2.
Reflects equity-based awards, with respect to the Company's common stock, outstanding as of December 30, 2011. The value of performance stock units is shown at target performance. The vesting of equity-based awards will accelerate in the event of death or permanent disability (as defined in the applicable equity-based award document). In addition, with respect to Mr. Duperreault, pursuant to the terms of his 2009 employment letter, if Mr. Duperreault terminated his employment and the Compensation Committee determined that his equity-based awards should receive “normal retirement” treatment, as described in the “Employment Arrangements” section (page 50), the value of any accelerated vesting with respect to his stock awards and option awards would be $7,226,941 and $20,968,415, respectively.

3.
Each of the named executive officers is entitled to continue receiving Company-sponsored health insurance for 12 months. To receive such benefits, a named executive officer is required to contribute at the same level as similarly situated active employees. Each of the named executive officers, except Mr. Duperreault, is entitled to receive outplacement services for a period of 12 months.

4.
The amounts reported in this column, where applicable, include matching the Company's 401(k) Savings & Investment Plan contributions made by the Company that would vest in the event of a change of control of the Company.

5.	Total amounts reflected in this column may not equal the sum of amounts reflected in the preceding columns due to rounding to the nearest whole dollar as required by SEC rules.

Termination of Employment
Upon any termination of employment, including a termination for “cause” or without “good reason,” a named executive officer will receive any accrued pay and regular post-employment payments and benefits under the terms of the Company's applicable plans. The amounts reported in the table above do not include payments and benefits that are provided on a nondiscriminatory basis to all employees generally upon termination of employment, including:

•	salary through the date of termination and accrued but unused vacation time;

•	post-employment group medical benefit continuation at the employee's cost;

•	welfare benefits provided to all U.S. retirees, including retiree medical and dental insurance;

•	distributions of defined benefit plan benefits, whether or not tax-qualified (our U.S. defined benefit retirement program is described in the “Defined Benefit Retirement Program” section (page 56));

•
distributions of tax-qualified defined contribution plans and nonqualified deferred compensation plans (the nonqualified deferred compensation plans are described in the “Nonqualified Deferred Compensation” section (page 58)); and

•	vested benefits.
The Senior Executive Severance Pay Plan defines “cause” as a participant's: (i) willful failure to substantially perform the duties consistent with his or her position which is not remedied within 10 days after receipt of written notice from the Company specifying such failure; (ii) willful violation of any written Company policy, including but not limited to, the Company's Code of Business Conduct & Ethics; (iii) commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) unlawful use (including being under the influence) or possession of illegal drugs; (v) gross negligence or willful misconduct which results in, or could reasonably be expected to result in, a material loss to the Company or material damage to the reputation of the Company; or (vi) violation of any statutory or common law duty of loyalty to the Company, including the commission at any time of any act of fraud, embezzlement, or material breach of fiduciary duty against the Company.
The Senior Executive Severance Pay Plan defines “good reason” as (i) a material reduction in the participant's base salary; (ii) a material reduction in the participant's annual incentive opportunity (including a material adverse change in the method of calculating the participant's annual incentive); (iii) a material diminution of the participant's duties, responsibilities or authority; or (iv) a relocation of more than 50 miles from the participant's office location in effect immediately prior to the change in control of the Company. This definition of “good reason” only applies during the 24-month period following a change in control of the Company.
For awards granted to Mr. Duperreault from 2008 through 2010 under his 2008 employment agreement and for awards granted to Mr. Glaser from 2007 through 2010 under his 2007 employment agreement, “cause” is defined as (i) any willful refusal to follow lawful directives of the Board (and, in Mr. Glaser's case, of the chief executive officer of the Company), which are consistent with the scope and nature of his duties and responsibilities; (ii) conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement; (iii) any gross negligence or willful misconduct resulting in a material loss to the Company or any of its subsidiaries, or material damage to the reputation of the Company or any of its subsidiaries; (iv) any material breach of any one or more of the covenants contained in his employment agreement; or (v) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.
For awards granted to Mr. Duperreault from 2008 through 2010 under his 2008 employment agreement and for awards granted to Mr. Glaser from 2007 through 2010 under his 2007 employment agreement, “good reason” is defined as: (i) a material diminution in his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by his employment agreement; (ii) any removal from the positions he holds; (iii) any failure by the Company to comply with the provisions of his employment agreement pertaining to his level of compensation; (iv) failure by the Company to comply with any other material provisions of the employment agreement; (v) change in his principal work location to more than 50 miles from his current work location. Additionally, Mr. Duperreault's definition of "good reason" includes his no longer serving as the chief executive officer, reporting to the board of directors, of the top-tier “parent company” resulting from a change in control.
The employment letters for Messrs. Glaser, Moczarski and Zaffino define “permanent disability” as occurring when it is determined (by the Company's disability carrier for the primary long-term disability plan or program applicable to the named executive officer because of his or her employment with the Company) that the named executive officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
Mr. Duperreault's and Mr. Glaser's prior employment agreements defined “disability” as occurring when he is prevented from performing satisfactorily his obligations under his employment agreement for a period of at least 90 consecutive days or 180 nonconsecutive days within any 365-day period.
Change in Control
As described in the “Risk and Reward Features of Executive Compensation Corporate Governance Policies” section (pages 35 to 36), the terms of equity-based awards granted after March 15, 2007 contain a “double-trigger” change in control vesting provision, which requires a change in control of the Company followed by a specified termination of employment for accelerated vesting to occur. Under the double-trigger provision, a change in control of the Company by itself would not cause an employee's equity-based award to vest, so long as the award is assumed or replaced on equivalent terms. In that case, vesting would continue pursuant to the award's original vesting schedule unless, in addition to the change in control, the employee's employment terminates without “cause” or for “good reason” during the 24 months following the change in control.
The change in control provisions included in our Senior Executive Severance Pay Plan and in Messrs. Duperreault's and Glaser's prior employment agreements also require a “double-trigger.”
We believe that requiring a “double-trigger,” rather than providing severance payments (and vesting of equity-based awards, in the case of Mr. Duperreault, who is not entitled to any cash severance) solely on the basis of a change in control, is more consistent with the purpose of encouraging the continued employment of the senior executive following a change in control.
The terms of equity-based awards granted before March 16, 2007 provide that in the event of a change in control of the Company, equity-based awards become fully vested and exercisable, and any restrictions contained in the terms of conditions of the awards lapse.
Our previous equity-based compensation plans contained a reimbursement provision providing that, if any equity-based award that vests as a result of a change in control of the Company is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make a payment to the recipient as necessary to restore such individual to the same after-tax position had such excise tax not been imposed. No such payment to any of our named executive officers would have been required if a change in control of the Company had occurred on December 30, 2011. This reimbursement provision was eliminated under the terms of the 2011 Incentive and Stock Award Plan, which applies to awards granted after May 19, 2011, the date when our stockholders approved the plan. In addition, our senior executives' employment letters and the Senior Executive Severance Pay Plan do not contain such a reimbursement provision.
Cash severance payments are not eligible for any tax reimbursement benefit.
We use the same definition of “change in control” in the equity incentive plans, the Senior Executive Severance Pay Plan and Messrs. Duperreault's and Glaser's prior employment agreements.
The applicable definitions of “cause” and “good reason” in connection with equity-based awards for the named executive officers are similar to those described above in “Termination of Employment.”
Restrictive Covenants
Each of the named executive officers is subject to nonsolicitation covenants that prohibit him or her from:

•	soliciting any customer or client with respect to a competitive activity; and

•	soliciting or employing any employee for the purpose of causing the employee to terminate employment.

Each of the named executive officers, except for Ms. Wittman, is also subject to noncompetition covenants that prohibit him or her from engaging in a competitive activity.
For Mr. Duperreault, the noncompetition and nonsolicitation period is 24 months from the date of termination of employment. For the other named executive officers (including Ms. Wittman solely with respect to nonsolicitation), this period is 12 months from the date of termination of employment.
In addition, at all times prior to and following his or her termination of employment, the named executive officers are subject to a perpetual confidentiality covenant.

EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Information Table
The following table sets forth information as of December 31, 2011, with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)		(b) Weighted- average exercise price of outstanding options, warrants and rights (2)(3)($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by stockholders	17,700,697	(4)	$28.04	33,691,822	(5)
Equity compensation plans not approved by stockholders	38,935,731	(6)	29.96	13,420,200	(7)
Total	56,636,428		29.21	47,112,022

(1)
This column reflects shares subject to outstanding and unexercised options granted over the last ten years under the 2000 Senior Executive Incentive and Stock Award Plan, 2000 Employee Incentive and Stock Award Plan and 2011 Incentive and Stock Award Plan that was approved by stockholders on May 19, 2011. This column also contains information regarding the equity awards specified in notes (4) and (6) below. There are no warrants or stock appreciation rights outstanding.

(2)
The number of shares that may be issued during the current offering periods under stock purchase plans, and the weighted-average exercise price of such shares, are uncertain and consequently not reflected in columns (a) and (b). The number of shares to be purchased will depend on the amount of contributions with interest accumulated under these plans as of the close of each purchase period during the current offering periods and the value of a share of Company common stock on each purchase date. An estimate of the number of shares subject to purchase during the current offering period for the 1999 Employee Stock Purchase Plan is 997,339 shares. An estimate of the number of shares subject to purchase during the current offering periods which mature in 2011 for the Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save as You Earn Plan (U.K.), Irish Savings Related Share Option Scheme 2001 and the Share Participation Schemes for employees in Ireland is 251,172 shares. The shares remaining available for future issuance shown in column (c) include any shares that may be acquired under all current offering periods for these stock purchase plans. Further information regarding shares available for issuance under these plans is set forth in the first bullet in each of notes (5) and (7) below.

(3)	The weighted-average exercise price in column (b) does not take into account the awards referenced in notes (4) and (6) below.

(4)
Includes 2,409,577 shares that may be issued to settle outstanding restricted stock unit, deferred stock unit, and deferred bonus unit awards under the 2011 Incentive and Stock Award Plan and the 2000 Senior Executive Incentive and Stock Award Plan and predecessor plans and programs as well as other deferred compensation obligations under the Directors' Stock Compensation Plan and the Supplemental Savings & Investment Plan, a nonqualified deferred compensation plan providing benefits to employees whose benefits are limited under the Company's 401(k) Savings & Investment Plan.

(5)	Includes the following:

•
5,035,737 shares available for future awards under the 1999 Employee Stock Purchase Plan, a stock purchase plan qualified under Section 423 of the Internal Revenue Code. Employees may acquire shares at a discounted purchase price (which may be no less than 95% of the market price of the stock on the relevant purchase date) on four quarterly purchase dates within the one-year offering period with the proceeds of their contributions plus interest accumulated during the respective quarter.

•
25,267,050 shares available for future awards under the 2011 Incentive and Stock Award Plan. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and stock awards in lieu of cash awards, dividend equivalents and other stock-based or unit-based awards. The grant, exercise or settlement of any award may be subject to the achievement of performance goals or other performance-based terms. Consistent with plan terms, the shares available for future awards include shares previously forfeited, canceled, exchanged or surrendered, including shares surrendered to satisfy withholding tax on restricted stock unit distributions.

•	2,791,965 shares available for future deferrals directed into share units under the Supplemental Savings & Investment Plan described in note (4) above.

•
597,070 shares available for future awards under the Directors' Stock Compensation Plan, which reflects an adjustment for certain awards made under this plan in prior years not previously counted against the shares available for future awards. Awards may consist of shares, deferred stock units and dividend equivalents.

(6)
Includes 15,230,282 shares that may be issued to settle outstanding restricted stock unit, deferred stock unit and deferred bonus unit awards under the 2000 Employee Incentive and Stock Award Plan and predecessor plans and programs and 101,460 shares that may be issued to settle outstanding stock unit awards and corresponding dividend equivalents under the Special Severance Pay Plan.

(7)	Includes the following:

•
12,329,765 shares available for future awards under the Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save as You Earn Plan (U.K.), and Irish Savings Related Share Option Scheme 2001.

•	173,768 shares available for future awards under the Share Participation Schemes for employees in Ireland. Awards are made in shares of stock.

•	916,667 shares available for future awards under the Special Severance Pay Plan. Awards consist of stock units and dividend equivalents.
The material features of the Company's compensation plans that have not been approved by stockholders and under which Company shares are authorized for issuance are described below. Any such material plans under which awards in Company shares may currently be granted are included as exhibits to, or incorporated by reference in, the Company's Annual Report on Form 10-K for the year ended December 31, 2011.
Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save As You Earn Plan (U.K.) and Irish Savings Related Share Option Scheme.  Eligible employees may elect to contribute to these plans through regular payroll deductions over an offering period which varies by plan from one to five years. On each purchase date, generally the end of the offering period, participants may receive their contributions plus interest in cash or use that amount to acquire shares of stock at a discounted purchase price. Under the Stock Purchase Plan for International Employees, the purchase price may be no less than 95% of the market price of the stock on each of four quarterly purchase dates within the one-year offering period. Under the U.K. and Irish Plans, the purchase price may be no less than 95% of the market price of the stock at the beginning of the offering period. Under the French Plan, the purchase price may be no less than 95% of the market price of the stock at the end of the offering period.
2000 Employee Incentive and Stock Award Plan and predecessor plans and programs.  The terms of the 2000 Employee Incentive and Stock Award Plan are described in Note 9 to the Company's consolidated financial statements for the fiscal year ended December 31, 2011, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2012. The 2000 Employee Incentive and Stock Award Plan replaced the 1997 Employee Incentive and Stock Award Plan, the terms of which are described in Note 7 to the Company's consolidated financial statements for the fiscal year ended December 31, 1999, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2000. No future awards may be granted under any predecessor plan or program.
Share Participation Schemes for employees in Ireland.  Eligible participants may elect to acquire shares of stock at market price by allocating their bonus and up to an equivalent amount of their basic salary. The acquired shares are held in trust and generally may not be transferred for two years following their acquisition. The initial value of any shares held in trust for more than three years is not subject to income tax.
Special Severance Pay Plan.  Under this plan, certain holders of restricted stock or awards in lieu of restricted stock who have at least ten years of service with the Company or one of its subsidiaries will receive payment in shares upon forfeiture of their award if their employment terminates. The amount of the payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is subject to execution of a nonsolicitation agreement. Grants made on or after January 1, 2007, are not eligible for treatment under this plan.

TRANSACTIONS WITH MANAGEMENT AND OTHERS;
OTHER INFORMATION
The Company has adopted specific policies and procedures regarding Board review and approval or ratification of certain transactions between the Company and its directors, executive officers and others. See the discussion under the caption “Review of Related-Person Transactions” appearing at page 8 of this proxy statement.
Mr. Peter Zaffino is President and Chief Executive Officer of Marsh, a subsidiary of the Company. Garrett Benton, brother-in-law of Peter Zaffino and a senior vice president of Guy Carpenter, received compensation totaling approximately $182,500 in 2011. Mr. Jonathan Zaffino, Peter Zaffino’s brother and the Global Risk Management Casualty Leader of Marsh USA Inc., received compensation totaling approximately $675,011 in 2011.
Dr. David Nadler is Vice Chairman, Office of the CEO, of the Company. His brother, Mark Nadler, was a partner of the Company’s subsidiary Oliver Wyman Delta through August 5, 2011 and in 2011 earned compensation of approximately $363,890.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of the the Company’s common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company’s common stock. The Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2011, all Section 16(a) filing requirements applicable to such individuals were complied with, except for one late report filed on behalf of Mr. Moczarski.

ITEM 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has recommended the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year, subject to stockholder ratification. Deloitte & Touche will audit our consolidated financial statements for fiscal year 2012 and perform other services. Deloitte & Touche acted as the Company’s independent registered public accounting firm for the year ended December 31, 2011. A Deloitte & Touche representative will be present at the 2012 annual meeting of stockholders, and will have an opportunity to make a statement and to answer your questions.
The affirmative vote of a majority of the shares of the Company’s common stock present or represented and entitled to vote at the annual meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP.
The Board of Directors recommends that you vote FOR this proposal.

Fees of Independent Registered Public Accounting Firm
For the fiscal years ended December 31, 2011 and 2010, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	($ in ‘000s)
	2011	2010
Audit Fees	$20,406	$20,477
Includes audits of the effectiveness of the Company’s internal control over financial reporting at December 31, 2011 and 2010, audits of consolidated financial statements and reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, statutory reports and regulatory audits.

Audit-Related Fees	1,700	3,567	(1)
Includes audits of employee benefit plans, computer- and control-related audit services, agreed-upon procedures, merger and acquisition assistance and accounting research services.
Tax Fees	1,161	1,373	(1)
Includes tax compliance and other services not related to the audit.
All Other Fees	23	10
Includes consulting fees related to outsourcing projects.
Total	23,290	$25,427

(1)	Includes services related to the Company’s sale of Kroll.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to the Company and its subsidiaries. The policy provides the guidelines necessary to adhere to the Company’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy contains a list of prohibited non-audit services, and sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual Audit Committee budget approved by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. Any such approvals are reported to the Audit Committee at its next meeting. At least twice a year, the Audit Committee is presented with a report showing amounts billed by the independent registered public accounting firm compared to the budget approvals for each of the categories of permitted services. The Committee reviews the suitability of the pre-approval policy at least annually.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is comprised of the five directors named below. Each member of the Committee is independent as required by the Company, the listing standards of the NYSE and the SEC’s audit committee independence rules. The primary function of the Audit Committee is to assist the Board of Directors in its oversight responsibilities with respect to the integrity of the Company’s financial statements; the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and compliance by the Company with legal and regulatory requirements. The Committee operates pursuant to a charter approved by the Board of Directors.
Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control, including internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on our internal control over financial reporting as of the end of our fiscal year.
In performing their oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them, and on the representations made, by management and Deloitte & Touche. The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.
During 2011, the Audit Committee executed its oversight function through a series of meetings and teleconferences with management and Deloitte & Touche. The Audit Committee also reviewed and discussed with management and Deloitte & Touche the Company’s audited financial statements as of and for the year ended December 31, 2011, as well as matters related to internal control over financial reporting and the processes that support the Company’s reporting of financial results. The Committee also discussed with Deloitte & Touche the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X. The Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, has considered whether the provision of other non-audit services by Deloitte & Touche to the Company is compatible with maintaining Deloitte & Touche’s independence and has discussed with Deloitte & Touche that firm’s independence.
Based upon the review and discussions described in this report, the Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s annual report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. The Committee has also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012. The Board of Directors concurred with that selection and has recommended this selection to the Company’s stockholders for ratification.
Submitted by the Audit Committee
of the Board of Directors

Zachary W. Carter	Marc D. Oken (Chair)
Elaine La Roche	Lloyd M. Yates
Bruce P. Nolop

ITEM 3
ADVISORY (NONBINDING) VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to approve, in a nonbinding vote, the compensation of the Company's named executive officers, as disclosed in this proxy statement in accordance with the disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth herein.
The Dodd-Frank Act requires us to hold the advisory vote on executive compensation at least once every three years. This advisory vote on executive compensation is not binding on our Board of Directors. However, the Board will take into account the result of the vote when determining future executive compensation arrangements. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
As described in the Compensation Discussion and Analysis section, our executive compensation policies and programs are designed to attract and retain the most highly qualified and capable professionals while motivating them to lead the Company and our diverse businesses in ways that promote the long-term interests of our stockholders. Our compensation philosophy emphasizes variable compensation that is linked with key corporate priorities, tangible financial and strategic results and stockholder returns.
2011 Financial Performance
In 2011, the Company grew underlying revenue in both of our principal business segments, while limiting underlying expense growth.

•
For 2011, the Company achieved 11.8% core NOI growth, which exceeded our stated target of 10% growth over the long term. "Core NOI growth" is the year-over-year change of consolidated net operating income calculated in accordance with GAAP, adjusted for "noteworthy items" as shown in Exhibit A to this proxy statement (adjusted operating income) and adjusted further for the impact of acquisitions and dispositions and currency exchange rate fluctuations.

•	The strength of our financial performance in 2011 is reflected in our total return to stockholders, which was 19.1% for 2011.
Response to 2011 “Say on Pay” Results
In response to the results of our 2011 “Say on Pay” vote, the Company discussed various aspects of our executive compensation program and proxy voting policies with several of our large institutional stockholders (representing 30% of our outstanding shares of common stock), as well as the major proxy advisory firms.

•
Discussions concerning our executive compensation principles, policies and practices were generally favorable. We also received favorable feedback concerning our introduction of performance stock units, an equity-based award linked to core NOI growth.

•
In response to constructive feedback regarding the extent to which we use stock in our long-term incentive program, we made changes to our 2012 long-term incentive award program, which reduced the aggregate amount of our equity-based awards by approximately $66 million or one-third, as measured by the grant date fair value. This reduction was accomplished by changing the long-term incentive program for a majority of eligible employees, who will now receive half of their long-term incentive compensation in the form of cash awards. This follows on a separate change in 2011, when we replaced a portion of the long-term incentive awards previously granted in the form of stock options (25%) to our senior executives and the executives who directly report to them with performance stock unit awards.

Highlights of Executive Compensation Program
Over the past few years, our strengthened financial and strategic position has enabled us to incorporate compensation practices that support a growing enterprise:

•	Employment Arrangements. The terms and conditions of employment for our senior executives are set forth in employment letters rather than employment agreements.

•
Annual Long-Term Incentive Program. Long-term incentive compensation for our senior executives is predominantly in the form of equity-based awards whose value is contingent on stock price appreciation or achieving specific Company financial objectives.

•
Risk and Reward Features of Executive Compensation Corporate Governance Policies. We maintain policies and practices designed to encourage an appropriate level of risk-taking but not encourage our senior executives to take excessive or unnecessary risks.

•
Cap on Executive Severance Payments. We are not obligated to provide any cash severance to our CEO and we have reduced severance protections for our other senior executives to a uniform level equal to the executive's base salary and three-year average bonus (a 1x multiple). In addition, we will not enter into a severance agreement with a senior executive that provides for any cash severance payment that exceeds 2.99 times his or her base salary and three-year average annual bonus award without stockholder approval.

•
“Clawback” Policies. The Company may as a matter of policy recoup (or “claw back”) certain executive bonuses in the event of misconduct leading to a financial restatement. Also, our 2011 Incentive and Stock Award Plan allows the Company to "claw back" outstanding or already settled equity-based awards.

•	“Double-Trigger” Vesting of Equity-Based Awards Upon a Change in Control. A “double-trigger” condition applies to all equity-based awards granted after March 15, 2007.

•
Required Executive Stock Ownership. Senior executives are required to acquire and hold shares of the Company's common stock or stock units from equity-based awards with a value equal to a specified multiple of their base salary.

The Compensation Discussion and Analysis section beginning on page 29 provides a more detailed discussion of our executive compensation policies and programs outlined above.
Stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Marsh & McLennan Companies approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the Company's 2012 annual meeting proxy statement.
The Board of Directors recommends that you vote FOR the advisory (nonbinding) vote approving executive compensation.

SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER ITEMS OF BUSINESS FOR 2012 ANNUAL MEETING
Stockholder Proposals under Rule 14a-8
Pursuant to Rule 14a-8, if a stockholder wants the Company to include a proposal in our proxy statement and form of proxy for presentation at our 2013 annual meeting of stockholders, the proposal must be received by us at our principal executive offices at 1166 Avenue of the Americas, New York, NY 10036-2774, not later than November 27, 2012. The proposal must be sent to the attention of our Corporate Secretary, and must comply with all relevant SEC requirements.
Other Stockholder Proposals
Article II, Section 2.10, of our by-laws sets forth certain requirements that a stockholder must follow if the stockholder wants to nominate a person for election as director or propose an item of business (“other stockholder business”) under the by-laws at an annual meeting of stockholders. To properly bring the nomination or other stockholder business before an annual meeting, the proponent must be a stockholder of record both at the time the relevant notice of proposal is submitted and at the time of the annual meeting and be entitled to vote at the annual meeting, and comply with certain notice procedures. In the case of other stockholder business, the business must otherwise be a proper matter for stockholder action in accordance with law, the Company’s Certificate of Incorporation and the Company’s by-laws. The notice of proposal (nominating a person for election as director or proposing other stockholder business) also must comply with certain procedures regarding timeliness and form. The notice must be delivered to the Corporate Secretary at our principal executive offices at 1166 Avenue of the Americas, New York, NY 10036-2774, within the same time frame as described above under “Board of Directors and Committees—Stockholder Nominations for Director Candidates.” Among other things, the notice of proposal must provide: (i) certain information about the proposing stockholder; (ii) certain information about the person nominated for director (as applicable) and (iii) if proposing other stockholder business, certain information regarding the proposing stockholder’s interest in such business. Details on the information required to be submitted with any notice of proposal are set forth in Article II, Section 2.10 of the Company’s by-laws.

Exhibit A

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

The Company presents below adjusted operating income (loss), which is a "non-GAAP measure" within the meaning of Regulation G under the Securities Exchange Act of 1934.
Management uses this non-GAAP measure to assess performance for incentive compensation purposes as discussed herein.  However, investors should not consider this non-GAAP measure in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss)
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the twelve months ended December 31, 2011.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2011
Operating income (loss)	$1,229	$588	$(179)	$1,638
Add (Deduct) Impact of Noteworthy Items:
Restructuring Charges (a)	1	31	19	51
Settlement, Legal and Regulatory (b)	(21)	—	—	(21)
Other (c)	—	—	(7)	(7)
Operating income adjustments	(20)	31	12	23
Adjusted operating income (loss)	$1,209	$619	$(167)	$1,661

(a) Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, costs related to recent acquisitions and cost reduction activities, and charges of $5 million for cost reduction activities related to recent acquisitions.

(b) Reflects settlements of and legal fees arising out of the regulatory actions relating to market service agreements and other issues, including indemnification of former employees for legal fees, as well as $31 million of insurance recoveries.

(c) Includes credits for payments received related to the Corporate Advisory and Restructuring businesses divested in 2008.

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table.  The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders. Reconciliation of the impact of non-GAAP measures on diluted earnings per share - Twelve Months Ended December 31, 2011:

	Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Twelve Months Ended December 31, 2011
Income from continuing operations		$982	$954	$1.73
Add operating income adjustments	$23
Deduct impact of related income tax expense	(4)
		19	19	0.04
Income from continuing operations, as adjusted		$1,001	$973	$1.77

Exhibit B

As discussed more fully in “Financial Services and General Industry Surveys” on page 37, the Compensation Committee reviewed executive compensation data from two subsets of companies that participated in an executive compensation survey conducted in 2011 by Towers Watson & Co., an independent compensation consulting firm. The Compensation Committee’s review was based on executive compensation data as of March 31, 2011, as compiled by Towers Watson from the companies listed below.

Financial Services Subset of Survey Participants
AFLAC	Capital One Financial	MetLife	Travelers
Allstate	Fifth Third Bancorp	Principal Financial	U.S. Bancorp
American Express	Genworth Financial	Prudential Financial	Unum Group
Ameriprise Financial	Hartford Financial Services	Regions Financial	Visa
BB&T	Lincoln Financial	State Street
CIGNA	Loews	SunTrust Banks

General Industry Subset of Survey Participants
Accenture	Deere & Company	ITT - Corporate	Principal Financial
AFLAC	Devon Energy	J.C. Penney Company	Progress Energy
Agilent Technologies	Dominion Resources	J.M. Smucker	Prudential Financial
Air Products and Chemicals	DTE Energy	Jabil Circuit	Public Service Enterprise Group
Alcoa	Duke Energy	Jacobs Engineering	Regions Financial
Allergan	DuPont	Johnson Controls	Rockwell Automation
Allstate	Eastman Chemical	Kellogg	Rockwell Collins
Ameren	Eaton	Kimberly-Clark	SCANA
American Electric Power	eBay	Kohl's	Sealed Air
American Express	Ecolab	L-3 Communications	Sempra Energy
Ameriprise Financial	Edison International	Limited	Sherwin-Williams
Amgen	El Paso Corporation	Lincoln Financial	Southern Company Services
Anadarko Petroleum	Eli Lilly	Lockheed Martin	Spectra Energy
Apache	EMC	Loews	Sprint Nextel
Applied Materials	Emerson Electric	Macy's	Starbucks
Automatic Data Processing	Entergy	Marriott International	Starwood Hotels & Resorts
Avery Dennison	Estee Lauder	Masco	State Street
Ball	Exelon	MasterCard	Stryker
Baxter International	Express Scripts	Mattel	Sunoco
BB&T	Fidelity National Information Svcs.	McGraw-Hill	TE Connectivity
Best Buy	Fifth Third Bancorp	MeadWestvaco	Textron
Biogen Idec	FirstEnergy	Medtronic	Thermo Fisher Scientific
Boston Scientific	Fluor	MetLife	Time Warner
Bristol-Myers Squibb	Forest Laboratories	Monsanto	Time Warner Cable
CA	Franklin Resources	Mosaic	Travelers
Cablevision Systems	Gap	Motorola	Tyson Foods
Cameron International	General Dynamics	Motorola Mobility	U.S. Bancorp
Capital One Financial	General Mills	Murphy Oil	United States Steel
Carnival	Genworth Financial	Newmont Mining	Unum Group
CenterPoint Energy	Gilead Sciences	NextEra Energy	VF
CIGNA	Goodrich	Nordstrom	Viacom
Cliffs Natural Resources	Harley-Davidson	Northeast Utilities	W.W. Grainger
CMS Energy	Hartford Financial Services	NRG Energy	Waste Management
Coca-Cola Enterprises	Hershey	Owens-Illinois	Weyerhaeuser
Colgate-Palmolive	Hess	Pacific Gas & Electric	Whirlpool
ConAgra Foods	Honeywell	Parker Hannifin	Whole Foods Market
Consolidated Edison	Humana	Pepco Holdings	Williams Companies
Constellation Energy	Illinois Tool Works	Pitney Bowes	Wisconsin Energy
Corning	Ingersoll-Rand	PPG Industries	Xcel Energy
Covidien	International Paper	PPL	Xerox
Darden Restaurants	Interpublic Group of Companies	Praxair	Yum! Brands

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